Exhibit 99.4

EXTRAORDINARY SHAREHOLDERS’

MEETING

Explanatory report on the item on the agenda of the extraordinary general meeting of shareholders

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This document is for informational purposes only and is not intended to and does not constitute an offer or invitation to exchange or sell or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any securities, any part of the business or assets described herein, or any other interests or the solicitation of any vote or approval in any jurisdiction in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made. This document is not a prospectus, product disclosure statement or other offering document for the purposes of Directive 2003/71/EC of the European Parliament and the Council of 4 November 2003, as amended, in particular, by Directive 2010/73/EC of the European Parliament and the Council of 24 November 2010, as amended and as implemented in each member State of the European Economic Area and under Italian, Spanish and Dutch law.

This document does not represent an offer to the public in Italy, pursuant to Section 1, letter (t) of Legislative Decree no. 58 of February 24, 1998, as amended and supplemented, nor in Spain, pursuant to article 35.1 of the restated text of the Securities Market Act approved by Royal Legislative Decree 4/2015, dated 23 October. The release, publication or distribution of this document in certain jurisdictions may be restricted by law, and therefore persons in such jurisdictions into which this document is released, published or distributed should inform themselves about and observe such restrictions.

Nothing in this document constitutes an offer of securities for sale in the United States within the meaning of the Securities Act or in any other jurisdiction where it is unlawful to do so, or a solicitation of votes for the general meeting of shareholders described herein. The securities referred to in this document have not been, and will not be, registered under the Securities Act or the securities laws of any state in the United States, and any representation to the contrary is a violation of law. The securities referred to in this document may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons, both as defined in Regulation S under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.

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US investors disclaimer

This Transaction is made for the securities of a foreign company. The Transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the Transaction, such as in open market or privately negotiated purchases.

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Forward Looking Statements

This document contains certain forward-looking statements relating to Mediaset, Mediaset España and the proposed business combination between them. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed business combination will be consummated, uncertainties as to the timing of the proposed business combination, uncertainties as to how many shareholders will participate in the proposed business combination, the risk that the announcement of the proposed business combination may make it more difficult for Mediaset or Mediaset España to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Mediaset or Mediaset España will be adversely impacted during the pendency of the proposed business combination; the risk that the operations of Mediaset or Mediaset España will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Mediaset and Mediaset España generally, including those set forth in the annual reports for the year ended 31 December 2018 of Mediaset and Mediaset España.

Therefore, Mediaset and Mediaset España and their affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.

These forward-looking statements speak only as of the date of this document and neither Mediaset nor Mediaset España undertake obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

REPORT OF THE BOARD OF DIRECTORS OF MEDIASET S.P.A. ON THE TRIPARTITE COMMON CROSS-BORDER MERGER PLAN RELATING TO THE MERGER BY INCORPORATION OF MEDIASET S.P.A. AND MEDIASET ESPAÑA COMUNICACIÓN S.A. WITH AND INTO THE MEDIASET’S WHOLLY-OWNED DUTCH COMPANY MEDIASET INVESTMENT N.V.

This report has been prepared pursuant to Article 2501 -quinquies of the Italian civil code, Article 8 of the Legislative Decree No. 108 of 30 May 2008 and Article 70, paragraph 2, of the Consob Resolution No. 11971/1999.

Dear Shareholders,

we hereby submit to your approval the tripartite common cross-border merger plan relating to the merger of Mediaset S.p.A. (Mediaset) and Mediaset España Comunicacion S.A. (Mediaset España) with and into Mediaset’s wholly-owned Dutch subsidiary Mediaset Investment N.V. (DutchCo).

This report (the Report) has been prepared pursuant to Article 2501 -quinquies of the Italian civil code, Article 8 of the Legislative Decree No. 108 of 30 May 2008 (Legislative Decree 108) and, since Mediaset shares are listed on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. (Mercato Telematico Azionario), Article 70, paragraph 2, of the Consob Resolution No. 11971/1999 (the Issuers’ Regulation) and in compliance with the Scheme No. 1 of Annex 3A of the Issuers’ Regulation. Two other separate reports have been prepared, respectively, by the board of directors of Mediaset España (the Board of Directors of Mediaset España) and by the board of directors of DutchCo (the Board of Directors of DutchCo).

The proposed resolution to be submitted to your approval is attached to the present Report.

The remaining documentation relating to the Merger (including the Common Cross-Border Merger Plan, as defined below) will be made available as provided by law.

Prior to the extraordinary general meeting of shareholders of Mediaset (the Mediaset Extraordinary Meeting), called for the purposes of approving the Merger (as defined below), Mediaset will make available on its corporate website (www.mediaset.it) the “Questions and Answers” relating to the Merger and prepared by Mediaset in accordance with Article 127-ter, paragraph 2, of the Italian Legislative Decree No. 58 of 1998 (TUF).

1.     DESCRIPTION AND RATIONALE OF THE TRANSACTION

1.1. The Transaction

Preamble

This Report has been prepared by the board of directors of Mediaset (the Board of Directors of Mediaset and, together with the Board of Directors of Mediaset España and the Board of Directors of DutchCo, the Boards of Directors) in order to describe the tripartite cross-border merger of Mediaset and Mediaset España with and into DutchCo (the Merger). Upon effectiveness of the Merger, DutchCo will be renamed “MFE — MEDIAFOREUROPE N.V.” (MFE — MEDIAFOREUROPE or MFE).

DutchCo, Mediaset and Mediaset España (jointly referred to as the Merging Companies) are part of the Mediaset group (the Group). In particular, (i) DutchCo is a wholly-owned direct subsidiary of Mediaset and (ii) Mediaset España is a direct subsidiary of Mediaset, which currently owns shares representing approximately 51.63% of Mediaset España’s share capital (and 53.98% of the voting rights, taking into account the treasury shares currently held by Mediaset España).

Subject to the completion of the pre-merger formalities and the satisfaction (or the waiver, as the case may be) of the conditions precedent, as described under Paragraph 1.2, the Merger shall be executed in accordance with Section 2:318 of the Dutch civil code (the Dutch Civil Code) and, as such, will become effective at 00:00 am CET (Central European Time) on the day following the day on which the deed of merger (the Merger Deed) is executed before a civil law notary officiating in the Netherlands (the Merger Effective Date).

The Dutch Commercial Register will subsequently inform the Companies’ Register of Milan and the Commercial Register of Madrid about the Merger Effective Date.

The Merger is a cross-border merger within the meaning of the provisions of European Directive 2017/1132 of the European Parliament and Council of 14 June 2017 on certain aspects of company law (the Directive), whereby the regulations on cross-border mergers of limited liability companies are in force for Dutch law purposes under Title 2.7 of the Dutch Civil Code, for Italian law purposes under Legislative

Decree 108 and, for Spanish law purposes under Chapter II of Title II of Law 3/2009 of 3 April on structural modifications to business companies (the LME).

The Merger is part of a single and broader transaction (the Transaction) which also envisages the following reorganizations, aimed at maintaining the operations and business activities of Mediaset and Mediaset España, respectively, in Italy and Spain, to be completed prior to the effectiveness of the Merger:

(i)                       the incorporation of an Italian wholly-owned direct subsidiary of Mediaset (NewCo Italia);

(ii)                    the transfer by Mediaset to NewCo Italia, by means of a contribution in-kind regulated by the Italian civil code, of substantially all of its business and certain shareholdings (the Mediaset Reorganization); and

(iii)               the segregation (segregación) by Mediaset España, in accordance with Title III of the LME, of all its assets and liabilities, including its shareholdings in other companies, to Grupo Audiovisual Mediaset España Comunicación, S.A. (GA Mediaset) — a Spanish wholly-owned direct subsidiary of Mediaset España — in exchange for the allotment to Mediaset España of all the new shares in GA Mediaset that will be issued on the occasion of its share capital increase triggered by the segregation (the Mediaset España Segregation and, together with the Mediaset Reorganization, the Preliminary Reorganizations).

Therefore, before completion of the Merger, Mediaset and Mediaset España will not have any activities of their own (save for certain financial activities that will remain in Mediaset and will be transferred to MFE upon effectiveness of the Merger). Upon effectiveness of the Merger, MFE — as surviving company and new parent company of the Group — will be a holding company.

The Preliminary Reorganizations — the completion of which is a condition precedent to the Merger, as described under Paragraph 1.2 — will not have any impact on the Exchange Ratios (as defined and described below).

The Preliminary Reorganizations will be completed prior to the execution of the Merger Deed and will, thus, not be conditional upon completion of the Merger.

In light of the structure of the envisaged Transaction, this Report has been prepared by the Board of Directors of Mediaset having examined the Transaction, taking into consideration the overall impact on Mediaset.

The current structure of the Group is represented below.

The structure of the Group after completion of the Preliminary Reorganizations, but prior to the completion of the Merger, is represented below.

By virtue of the Merger, Mediaset and Mediaset España will cease to exist as standalone entities and, DutchCo will acquire all assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España.

The structure of the Group after completion of the Merger is represented below.

Today the Board of Directors of Mediaset approved the common cross-border merger plan, which has been jointly prepared by the Boards of Directors (the Common Cross-Border Merger Plan).

The Merger will be submitted for approval to Mediaset shareholders, to Mediaset España shareholders and to DutchCo’s sole shareholder (i.e. Mediaset) respectively at the Mediaset Extraordinary Meeting, at the Mediaset España general shareholders’ meeting (the Mediaset España General Meeting) and at the general meeting of shareholders of DutchCo.

The Mediaset shares are currently listed on the Mercato Telematico Azionario and the Mediaset España shares are currently listed on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia, which are organized and managed by their respective managing companies of the stock exchanges (sociedades rectoras de las bolsas de valores) (the Spanish Stock Exchanges) and are traded through the automated quotation system of the Spanish Stock Exchanges (Sistema de Interconexión Bursátil Español — the SIBE), organized and managed by Sociedad de Bolsas, S.A.U.

Completion of the Merger is subject to, inter alia, admission to listing of the ordinary shares of DutchCo (the DutchCo Ordinary Shares) on the Mercato Telematico Azionario (for further information on the conditions precedent, please refer to Paragraph 1.2). Additionally, DutchCo will request admission to listing of the DutchCo Ordinary Shares on the Spanish Stock Exchanges for trading through the SIBE.

Listing and trading of the DutchCo Ordinary Shares on the Mercato Telematico Azionario and the Spanish Stock Exchanges (through the SIBE) is envisaged to occur on or about the Merger Effective Date.

In order for DutchCo Ordinary Shares to be admitted to listing and trading on the Mercato Telematico Azionario, DutchCo shall submit to Borsa Italiana S.p.A. the relevant applications for admission to listing and for admission to trading.

In order for DutchCo Ordinary Shares to be admitted to listing on the Spanish Stock Exchanges for trading on the SIBE, DutchCo shall submit the relevant applications for admission to listing and trading to the managing companies of the Spanish Stock Exchanges and to the Spanish national securities market commission (Comisión Nacional del Mercado de Valores — the CNMV), respectively.

DutchCo shall also prepare a listing prospectus to be submitted to the Dutch supervisory authority (Autoriteit Financiële Markten — the AFM), which listing prospectus will be passported into Italy and Spain, after approval by the AFM, in accordance with applicable laws and regulations.

Therefore, following completion of the Transaction, all existing business activities, shareholdings and any other assets, as well as liabilities pertaining to the business of Mediaset and Mediaset España, will be consolidated into (or controlled by, as the case may be) one single legal entity (MFE), the ordinary shares of which will be admitted to listing and trading on the Mercato Telematico Azionario and will be admitted to listing on the Spanish Stock Exchanges for their trading through the SIBE.

Public documents

In light of the Merger and pursuant to Article 2501 -septies of the Italian civil code and Article 70, paragraph 1, of the Issuers’ Regulation, in addition to this Report and to the reports prepared by the Board of Directors of Mediaset España and by the Board of Directors of DutchCo, the following documents will be made available for inspection, pursuant to the applicable laws and regulations, on the Mediaset corporate website (www.mediaset.it) and at the registered office of Mediaset, in Milan, via Paleocapa 3, as well as at the registered office addresses of DutchCo and on the corporate website of Mediaset España (www.telecinco.es):

(i)                                     the Common Cross-Border Merger Plan, as approved by the Boards of Directors;

(ii)                                  the expert reports on the fairness of the Exchange Ratios (as defined below) prepared by (i) PricewaterhouseCoopers S.p.A. (PwC) in the interest of Mediaset, pursuant to Article 2501- sexies of the Italian civil code and Article 9 of the Legislative Decree 108; (ii) Grant Thornton, S.L.P. (Grant Thornton) in the interest of Mediaset España, pursuant to Article 34 of the LME; and (iii) Deloitte Accountants B.V. (Deloitte) in the interest of DutchCo, pursuant to Section 2:328, paragraph 1 (in conjunction with Section 2:333g) and 2, of the Dutch Civil Code;

(iii)                               the financial statements of Mediaset, Mediaset España and DutchCo as at 31 December 2018, pursuant to, respectively, Article 2501 -quater of the Italian civil code, Article 36 of the LME and Section 2:314 of the Dutch Civil Code;

(iv)                              2017 and 2016 full year financial statements of Mediaset and Mediaset España, together with the relevant board reports attached thereto; with reference to DutchCo, which was incorporated on 20 December 2017, the financial statements and board report for the first financial year ended at 31 December 2017 will be made available.

Purpose of the Transaction

From a strategic, operational and industrial perspective, the transaction is aimed at creating a pan- European media and entertainment group, with a leading position in its local markets and greater scale to compete and potential to expand further in specific countries across Europe. Combined sustainable capital structure and strong cash flow generation profile provide MFE with the required firepower to play a pivotal role in the context of a possible future consolidation scenario in the European video media industry.

The incorporation of a new holding company in the Netherlands represents the perfect and neutral ground for such an ambitious project (as proven by other companies that have adopted the same structure) and constitutes an important step in the development of a fully integrated media powerhouse, which would become a leader in linear and non-linear entertainment, leveraging tech and data to compete on an equal footing in the evolving media space.

On 29 May 2019, Mediaset announced the acquisition of a 9.6% stake in the German broadcaster ProSiebenSat.1 Media, corresponding to up to 9.9% of the voting rights, excluding treasury shares. Mediaset and Mediaset España have been developing a strong relationship with ProSiebenSat.1 in the European Media Alliance (EMA) in the last five years. The goal of this alliance is to develop economies of scale which are crucial for the future of European TV.

In the context of the current constantly developing competitive landscape, internationalization, economies of scale and ability to offer tech enabled products and quality content are becoming the key critical factors in the profitable execution of modern media company strategies.

In particular, the Mediaset and Mediaset España boards of directors believe that this first step enables the following strategic and operational benefits, which can only be unlocked efficiently through a combined entity that is run by a single management team with a clear definition of its strategic priorities and value levers:

•                       Scale to compete. Integrated and diversified media company with access to a combined audience of 107mm viewers to better compete with global players. Economies of scale will be generated in key crucial areas such as: (i) audience/reach, (ii) content creation and distribution, (iii) audience data, (iv) AdTech platforms, (v) OTT (AVOD) platforms, and (vi) talent acquisition and attraction;

•                       New business opportunities. Scale and international footprint will create opportunities that cannot be seized today due to the local focus and dimension and ample resources to invest in core business areas, such as creation of a production content house, data collection, Addressable TV, Digital audio, DOOH, Mobile proximity;

•                       Stronger proprietary channel and content portfolio. MFE will have the best content and viewing experience across all platforms (linear and non-linear). It will offer engaging content for viewers thanks to stronger in-house production resources and increased ability to supply content to 3rd parties;

•                       Leaner and more efficient organization. Pan-European consolidation requires a re-engineering of the operational and organization model that will allow cost efficiencies and savings, mainly driven by technological developments. Agile decision making with a leaner organization to adapt to a changing business environment and capture combined growth opportunities;

•                       “Driving the change”. Scale coupled with a pan-European footprint will benefit all stakeholders by increasing bargaining power with suppliers and establishing a first-mover advantage in a consolidating media landscape.

Mediaset and Mediaset España have gone through a very detailed exercise aimed at identifying specific levers out of 6 buckets (content, broadcasting & digital, IT/tech, procurement, G&A expenses, sales house), where a different size and operational model can generate significant cost efficiencies, savings and opportunities. In this respect, the boards of directors of both companies believe that the Transaction would create cost efficiencies and savings of about Euro 100-110 million (before taxes) in the next 4 years (from 2020 to 2023), representing around Euro 800 million on a net present value basis.

Exchange ratios

At the Merger Effective Date:

(i)                       each Mediaset shareholder, including the depositary bank under the Mediaset American Depositary Receipts (ADRs) program, shall be granted 1 (one) DutchCo Ordinary Share (with a nominal value of Euro 0.01) for each share held in Mediaset (with a nominal value of Euro 0.52) (the Exchange Ratio I);

(ii)                    each holder of ADRs representing Mediaset shares shall be granted such number of DutchCo ADRs representing DutchCo Ordinary Shares as results from the Exchange Ratio I; and

(iii)                 each Mediaset España shareholder (other than Mediaset, as the shares held by Mediaset in Mediaset España will be cancelled by operation of law pursuant to Section 2:325(4) of the Dutch Civil Code) shall be granted 2.33 (two/thirtythree) DutchCo Ordinary Shares for each share held in Mediaset España (having a nominal value of Euro 0.50) (the Exchange Ratio II and, together with the Exchange Ratio I, the Exchange Ratios).

No fractional DutchCo Ordinary Shares shall be allotted to any holders of shares of Mediaset España. Those shareholders who hold a number of Mediaset España shares such as to enable them to receive, in accordance with the Exchange Ratio II, a non-whole number of DutchCo Ordinary Shares, shall receive such whole number of DutchCo Ordinary Shares which is immediately below said non-whole number. Mediaset España shares (or any fractions thereof) in excess of those required, pursuant to the Exchange Ratio II, to receive a whole number of DutchCo Ordinary Shares (i.e., Mediaset España shares or any fractions thereof representing fractional entitlements to DutchCo Ordinary Shares) shall be transferred on behalf of the Mediaset España shareholders, through their depositaries, to an agent appointed for these purposes by Mediaset España (the Fractions Agent).

The Fractions Agent, acting at its own risk and for its own account, shall pay in cash to these shareholders, in consideration for each of the Mediaset España shares (or any fractions thereof) so transferred, their market value. The Fractions Agent will, in turn, exchange the Mediaset España shares (and any fractions thereof) arising from the aggregation of such fractions so purchased and exchange them, in its own name and on its own behalf, for the relevant whole number of DutchCo Ordinary Shares resulting from the Exchange Ratio II, with any remainder fractional entitlements to DutchCo Ordinary Shares corresponding to the Mediaset España shares (or fractions thereof) held by the Fractions Agent being disregarded.

The treasury shares held by Mediaset and Mediaset España as at the Merger Effective Date, if any, will not be exchanged and will be cancelled pursuant to Article 2504-ter of the Italian civil code and Article 26 of the LME, respectively, as well as pursuant to Section 2:325(4) of the Dutch Civil Code.

Likewise, any shares in either of the absorbed companies (i.e., Mediaset and Mediaset España) held by the other absorbed company will not be exchanged, but will be cancelled on the Merger Effective Date pursuant to Article 2504-ter of the Italian civil code and Article 26 of the LME, respectively, as well as pursuant to Section 2:325(4) of the Dutch Civil Code.

For clarification purposes, Mediaset España neither holds any Mediaset shares on the date hereof nor is expected to hold any Mediaset shares at any time before the Merger Effective Date, so that the paragraph above will predictably apply only with regard to the Mediaset España shares which are held by Mediaset on the date on which the Merger Deed is executed.

No consideration in addition to the DutchCo Ordinary Shares delivered in application of the Exchange Ratios, either in cash or otherwise, will be paid by DutchCo, Mediaset and Mediaset España to the Mediaset and Mediaset España shareholders in connection with the Merger, without prejudice to the withdrawal rights as described in Paragraph 11.

1.2. Conditions precedent

The completion of the Merger by way of the execution of the Merger Deed is subject to the satisfaction of the following conditions precedent, without prejudice to the fact that Mediaset and Mediaset España may jointly waive the condition set out under (iv) and (v) below:

(i)             the Preliminary Reorganizations shall have been consummated, for which purposes, among others, the Spanish State Secretariat for the Digital Advance, part of the Ministry of Economy and Business Affairs (Secretaría de Estado para el Avance Digital del Ministerio de Economía y Empresa — the SEAD) shall have authorized the transfer of the audiovisual media licenses currently held by Mediaset España to GA Mediaset;

(ii)          the DutchCo Ordinary Shares, which are to be issued and allotted to Mediaset and Mediaset España shareholders upon effectiveness of the Merger, shall have been admitted to listing on the Mercato Telematico Azionario and the decision to admit to trading shall have been released. The admission will be conditional upon the obtaining of the necessary authorizations by the AFM and/or other competent authorities;

(iii)       no governmental entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which prohibits the consummation of the Transaction or makes it void or extremely burdensome;

(iv)      the amount of cash, if any, to be paid by Mediaset and Mediaset España to (a) Mediaset and Mediaset España shareholders exercising their withdrawal right in relation to the Merger under Article 2437-quater of the Italian civil code and under Article 62 of the LME and other applicable Spanish regulations, respectively, and/or to (b) creditors of Mediaset and of Mediaset España exercising their right of opposition to the Merger according to applicable law (or alternatively, to financial entities for purposes of sufficiently guaranteeing the credits of such creditors of Mediaset and of Mediaset España) (Amount of Withdrawal Rights and Oppositions), shall not exceed in the aggregate the amount of Euro 180 million, provided, however, that, for clarity, the Amount of Withdrawal Rights and Oppositions will be calculated net of the amount of cash payable by Mediaset shareholders or third parties for the purchase of Mediaset shares pursuant to Article 2437-quater of the Italian civil code, and of the amount of cash payable (or paid) by third parties pursuant to any purchase or commitments to purchase the withdrawn Mediaset and/or Mediaset España shares; and

(v)         there shall not have been nor occurred at any time before the date of execution of the Merger Deed, at a national or international level, (a) any extraordinary event or circumstance involving changes in the legal, political, economic, financial, currency exchange or in the capital markets conditions or any escalation or worsening of any of the same or (b) any events or circumstances that, individually or taken together, have had, or are reasonably likely to have, a material adverse effect on the legal situation, on the business, results of operations or on the asset, economic or financial conditions (whether actual or prospective) of Mediaset and/or of Mediaset España and/or the market value of the Mediaset and/or Mediaset España shares and/or that could otherwise materially and negatively affect the Transaction (MAC Clause).

Mediaset, Mediaset España and DutchCo will communicate to the market the satisfaction of (or the waiver of, where applicable) or the failure to satisfy the above conditions.

In addition to the satisfaction of the above conditions precedent, prior to the Merger Effective Date:

(i)                  Deloitte shall have delivered to DutchCo, in accordance with the applicable laws, the report with respect to the fairness of the Exchange Ratios (a copy of which shall have been provided to Mediaset and Mediaset España as soon as practicable upon delivery thereof to DutchCo);

(ii)               PwC shall have delivered to Mediaset, in accordance with the applicable laws, the report with respect to the fairness of the Exchange Ratios (a copy of which shall have been provided to DutchCo and Mediaset España as soon as practicable upon delivery thereof to Mediaset);

(iii)            Grant Thornton shall have delivered to Mediaset España, in accordance with the applicable laws, the report with respect to the fairness of the Exchange Ratio II (a copy of which shall have been provided to DutchCo and Mediaset as soon as practicable upon delivery thereof to Mediaset España);

(iv)           a declaration shall have been issued by the local district Court in Amsterdam (the Netherlands) (and received by DutchCo) stating that no creditor has opposed to the Merger pursuant to Section 2:316 of the Dutch Civil Code or, in case of the opposition pursuant to Section 2:316 of the Dutch Civil Code, such declaration shall have been received within one month after the withdrawal or the discharge of the opposition has become enforceable;

(v)              the 60-day period following the date on which the resolution of the Mediaset Extraordinary Meeting has been registered with the Companies’ Register of Milan shall have expired and no creditor of Mediaset whose claims precede the registration of the Common Cross-Border Merger Plan shall have opposed the Merger pursuant to Article 2503 of the Italian civil code or, should the Merger be opposed, (i) such opposition shall have been waived, settled or rejected, and/or (ii)

Mediaset shall have deposited the necessary amounts to satisfy its opposing creditors with a bank, and/or (iii) the competent Court — provided that the risk of prejudice to creditors is deemed ungrounded or that adequate guarantees have been given by Mediaset in order to satisfy its creditors — shall have nonetheless authorized the Merger despite the opposition, pursuant to Article 2503 of the Italian civil code in conjunction with Article 2445 of the Italian civil code;

(vi)           the one-month period following the publication of the resolution of the Mediaset España General Meeting approving the Merger shall have expired and no creditor of Mediaset España — whose non-secured credits have arisen before the publication of the Common Cross-Border Merger Plan on the Mediaset España website and are not due and payable before such date — shall have opposed the Merger in accordance with Article 44 of the LME or, should the Merger be opposed (i) such opposition shall have been waived, settled or rejected, and/or (ii) Mediaset España shall have (directly or through a credit institution) sufficiently secured such credits; and

(vii)        all the pre-merger formalities shall have been completed, including the delivery (i) by the Italian public notary selected by Mediaset and (ii) by the Commercial Register of Madrid to the Dutch civil law notary of the respective certificates conclusively attesting to the proper completion of the pre-merger acts and formalities within the meaning of Article 127 of the Directive.

1.3.     Merging Companies

1.3.1.         DutchCo (surviving company)

Name:	Mediaset Investment N.V.

Legal form:	Public company (naamloze venootschap) incorporated under the laws of the Netherlands

Official seat:	Amsterdam (the Netherlands)

Tax domicile:	Cologno Monzese, Milan (Italy)

Principal office:	Viale Europa 46, 20093 Cologno Monzese, Milan (Italy)

Share capital:

Issued share capital of Euro 90,000.00, fully paid-in, divided into 90,000 shares, having each a nominal value of Euro 1 (one), and in respect of which no depository receipts have been issued with the cooperation of DutchCo Authorized share capital of Euro 180,000.00

Register:	Company registered with the Dutch Commercial Register (Kamer van Koophandel) under number 70347379

Tax code:	10367000964

Pledge:	No shares of DutchCo have been pledged or encumbered with a right of usufruct.

Upon effectiveness of the Merger, DutchCo will be renamed “MFE - MEDIAFOREUROPE N.V.”. MFE — as surviving company — will maintain its current legal form and official seat and will therefore continue to be subject to the laws of the Netherlands, maintaining its tax residence in Italy.

The articles of association of DutchCo were originally established by deed of incorporation of DutchCo executed before C.A. Voogt, civil law notary, officiating in Amsterdam (the Netherlands), on 20 December 2017. The current articles of association of DutchCo have been established by deed of amendment executed before P.C. Cramer-de Jong, civil law notary, officiating in Amsterdam (the Netherlands), on 4 October 2018. A copy of the current articles of association of DutchCo is attached to the Common Cross- Border Merger Plan as Schedule 1.

In order for MFE to have available sufficient reserves, according to DutchCo’s latest financial statements, to carry out a buy-back program after the Merger Effective Date (as further described in Paragraph 5.1), the current articles of association of DutchCo will be amended before 30 June 2019 to provide for DutchCo’s current financial year to end on 30 June 2019, with the provision that, before 30 September 2019, the articles of association of DutchCo will be amended again to provide for DutchCo’s financial year to coincide with the calendar year and, thus, end on 31 December 2019.

Moreover, the articles of association of DutchCo will be further amended and restated at the Merger Effective Date in accordance with the proposed version of the articles of association attached to the Common Cross-Border Merger Plan as Schedule 2.

It is expected that, prior to the Merger Effective Date, the Board of Directors of DutchCo will be authorised by the shareholders’ meeting to make share capital increases, on one or more occasions, with the exclusion or the limitation of pre-emptive right, and also to issue convertible bonds. These operations can be carried out for any purpose, including that of promoting the development of a more liquid market for the DutchCo Ordinary Shares on the Mercato Telematico Azionario and on the Spanish Stock Exchanges immediately after the Merger.

1.3.2.    Mediaset S.p.A. (disappearing company)

Name:	Mediaset S.p.A.

Legal form:	Public joint stock company (società per azioni) incorporated under the laws of the Republic of Italy

Official seat:	Via Paleocapa 3, 20121 Milan (Italy)

Share capital:	Issued share capital of Euro 614,238,333.28, fully paid-in, divided into 1,181,227,564 ordinary shares, having each a nominal value of Euro 0.52 and listed on the Mercato Telematico Azionario

Register:	Company registered with the Companies Register of Milan (Registro delle Imprese di Milano) under number 09032310154

Tax code:	09032310154 (also for VAT purposes)

In accordance with the regulation containing provisions relating to transactions with related parties, as approved by Consob with Resolution no. 17221 dated 12 March 2010, as amended and supplemented (the Regulation), Mediaset, Mediaset España, DutchCo and NewCo Italia are related parties because Mediaset España, DutchCo and NewCo Italia are (or will be, in case of NewCo Italia) subsidiaries of Mediaset, which is the controlling shareholder pursuant to Article 93 TUF.

The Merger, as well as the Mediaset Reorganization, benefits from the exemption set forth in Article 14, paragraph 2, of the Regulation and Article 7, let. d) of the “Procedures for transactions with related parties” adopted by Mediaset and published on the corporate website of Mediaset (www.mediaset.it). Consequently, Mediaset will not publish the relevant information document (documento informativo) pursuant to Article 5 of the Regulation.

1.3.3.    Mediaset España Comunicacion S.A. (disappearing company)

Name:	Mediaset España Comunicación, S.A.

Legal form:	Public joint stock company (sociedad anónima) incorporated under the laws of the Kingdom of Spain

Official seat:	Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (Spain)

Share capital:	Share capital of Euro 163,717,608.00, fully paid-in, divided into 327,435,216 shares, having each a nominal value of Euro 0.50 and listed on the Spanish Stock Exchanges, for trading through the SIBE

Register:	Company registered with the Commercial Register of Madrid (Registro Mercantil de Madrid) in volume 33.442, sheet 122, section 8, page M-93.306

Tax code:	A-79.075.438

Mediaset España and DutchCo are related parties because DutchCo is a wholly-owned subsidiary of Mediaset España ‘s parent company, Mediaset, and will become the parent company of the successor of Mediaset España pursuant to Mediaset España Segregation following completion of the Merger.

The Board of Directors of Mediaset España entrusted the analysis of the envisaged Transaction, the corresponding decision-making process and the preparation of the Common Cross-Border Merger Plan to a merger committee composed by four members: three independent directors and one “other external” member of the Board of Directors of Mediaset España (the Merger Committee).

Along the same lines, and following the best corporate governance practices pursuant to Articles 228 and 229 of the of the restated text of the Spanish Companies Law approved by Royal Legislative Decree 1/2010, of 2 July (the LSC), the proprietary and the executive directors of Mediaset España refrained from participating in the discussions, negotiation and voting on the Common Cross-Border Merger Plan, which has therefore been approved with the votes cast by the “other external” and independent directors of the board. Therefore only the signatures of those members of the Board of Directors Mediaset España appear in the Common Cross-Border Merger Plan.

2.                        VALUES ATTRIBUTED TO MEDIASET AND MEDIASET ESPAÑA FOR THE PURPOSE OF DETERMINING THE EXCHANGE RATIOS

2.1.              Introduction

As anticipated in Paragraph 1.1 of this Report, due to the tripartite structure of the Merger, two Exchange Ratios have been calculated: the Exchange Ratio I (for the exchange of Mediaset shares for DutchCo Ordinary Shares) and the Exchange Ratio II (for the exchange of Mediaset España shares for DutchCo Ordinary Shares).

On the basis of the assumption that, in accordance with Exchange Ratio I, Mediaset shareholders will receive one (1) DutchCo Ordinary Share for each Mediaset share owned, the Board of Directors of Mediaset analysed, in the context of the Merger, the relative valuation of Mediaset and Mediaset España, aimed at determining the Exchange Ratio II between Mediaset España shares and DutchCo Ordinary Shares or, equivalently (given the Exchange Ratio I), between Mediaset España shares and Mediaset shares.

As is apparent from Section 19 of the Common Cross-Border Merger Plan, the Board of Directors of Mediaset España entrusted the analysis of the envisaged Transaction, the corresponding decision-making process and the preparation of the Common Cross-Border Merger Plan to the Merger Committee.

In the context of the Merger and for the purposes of the determination of the Exchange Ratios, the Board of Directors of Mediaset and the Board of Directors of Mediaset España have been advised by their respective financial advisors. In particular, the Board of Directors of Mediaset — and, solely in connection with the Fairness Opinion, also the Board of Directors of DutchCo — have been assisted by Citigroup Global Markets Ltd (Citi) and the Board of Directors of Mediaset España has been assisted by J.P. Morgan Securities plc (JP Morgan).

Citi and JP Morgan have delivered a fairness opinion on the Exchange Ratio II (which — as indicated above — is predicated on Exchange Ratio I) of the Merger to the boards of directors of Mediaset and DutchCo and to the board of directors of Mediaset España, respectively (the Fairness Opinions and each a Fairness Opinion); each Fairness Opinion carries out a relative valuation with respect to Mediaset (including DutchCo) and Mediaset España.

The financial and valuation analysis carried out by Citi must be considered as a whole and an evaluation of this analysis is not entirely mathematical; on the contrary, the analysis carried out by Citi has required complex considerations and judgments around financial and operating features, as well as any other factors, which might have an impact on the valuation, the stock market value or other valuations of the companies analyzed. For additional details on the activities carried out by Citi, as well as for a more detailed description of the valuation aspects and methods used and of the analysis carried out, reference should be made to the Fairness Opinion issued on 7 June 2019, the full text of which is attached hereto as Schedule A (together with an Italian courtesy translation).

According to the conclusions of the Fairness Opinions, each dated as of 7 June 2019 on the basis of and subject to the factors, limitations and assumptions and procedures specified therein, the proposed Exchange Ratio II (which — as indicated above — is predicated on Exchange Ratio I) is fair from the financial viewpoint, to the holders of ordinary shares in the capital, respectively, of Mediaset and of Mediaset España (other than Mediaset S.p.A. and its affiliates).

The Fairness Opinions do not constitute a recommendation as to how any director or shareholder should vote or act with respect to the Merger or any other matter and do not give rights to any third parties other than the respective clients (i.e., the Board of Directors of Mediaset and DutchCo and the Board of Directors of Mediaset España, respectively).

The Common Cross-Border Merger Plan contemplates that, for the purposes of the Merger, the financial statements of Mediaset as at 31 December 2018 (as approved by the shareholders’ meeting of Mediaset on 18 April 2019), the financial statements of Mediaset España as at 31 December 2018 (as approved by the shareholders’ meeting of Mediaset España on 10 April 2019) and the financial statements of DutchCo as at 31 December 2018 (as approved by the general shareholders’ meeting of DutchCo on 17 April 2019) shall be considered the merger balance sheets pursuant to the applicable laws. The abovementioned financial statements have been audited by the respective auditing firms which have released their clean opinions.

Any material changes in the assets or liabilities arising between the date of the Common Cross-Border Merger Plan and the date(s) of the shareholders meetings of the Merging Companies that have to decide on the Merger, shall be reported to the relevant shareholders meeting and to the boards of directors of the other Merging Companies in accordance with the provisions of Article 39.3 of the LME and Article 2501- quinquies, paragraph 3, of the Italian civil code. Furthermore (and as regards Mediaset España, for purposes of Article 31 .9ª LME), the assets and liabilities of Mediaset and Mediaset España will be recognized by DutchCo in its accounts within the limits of the carrying amounts detailed in the consolidated financial statements of Mediaset prior to the execution of the Merger.

2.2.              Valuation approach and methodologies

In order to determine the economic value of the ordinary shares of Mediaset and Mediaset España and, therefore, the Exchange Ratios, the Board of Directors of Mediaset followed generally accepted valuation methodologies, with particular regard to those most commonly used at national and international levels in similar transactions, giving priority to the principle of consistency and comparability of the valuation criteria, applied compatibly with the distinctive elements of each of Mediaset and Mediaset España.

In particular, best practice requires that companies operating in a similar business and involved in a merger are valued on the basis of consistent criteria, in order for the results of the relative valuation analysis to be fully comparable.

The definition of any exchange ratio is the quantification of the relative value (rather than absolute value) of the individual companies taking part in the transaction, considering that the ultimate objective is not to calculate an economic value in absolute terms for each company involved in a transaction, but rather to determine homogeneous and comparable values in relative terms. As such, it has been deemed appropriate to solely express ranges for the Exchange Ratios, derived from the homogeneous application of each valuation methodology adopted; therefore, the estimated relative values should not be taken as a reference in contexts different from the Merger.

The valuation has been carried out considering Mediaset and Mediaset España as separate entities on a stand-alone basis and also taking into account that Mediaset currently owns shares representing approximately 51.63% of Mediaset España’s share capital, reflecting financial and economic assumptions based upon the information available as of 5 June 2019, which may change or be affected by market conditions as well as exogenous and/or endogenous events affecting the current and future performance and/or the economic and financial prospects of Mediaset and Mediaset España.

In addition, the valuations of the Merging Companies have been carried out not taking into account any potential economic and financial impacts of the Merger, including cost efficiencies and savings.

The following valuation methodologies were used to calculate the Exchange Ratios: (i) historical stock prices; (ii) research analyst target prices; (iii) discounted free cash flow. Such methodologies, however, should not be analyzed individually, but should rather be considered an integral part of a single and comprehensive valuation process.

The historical stock prices and research analyst target prices methodologies are based on the market capitalization and research stock price targets of Mediaset and Mediaset España, thus reflecting the equity value that the market attributes to each company.

The discounted free cash flow method leads to an enterprise value; hence to compute the value of shareholders’ equity in order to determine the Exchange Ratios, customary adjustments (including, but not limited to, net financial debt adjusted for the Euro 0.31557917 dividend per share paid by Mediaset España on 30 April 2019 and for the buyback executed by Mediaset España post 31 December 2018 and until 5 June 2019, minority interests, pensions liabilities and investments in associates and in other companies) have been made to the enterprise value.

In the light of all the above and for the purpose of the analysis, the Board of Directors of Mediaset is not presenting absolute values attributed to Mediaset and Mediaset España but only the Exchange Ratios resulting from the estimate of relative values.

2.3.              Documentation used for the purposes of the valuation

For the purposes of the valuation and determination of the Exchange Ratios, the Board of Directors of Mediaset, with the assistance of its financial advisor, reviewed the following documentation:

(i)                           the 2018 separate and consolidated financial statements of Mediaset and Mediaset España;

(ii)                    the 2018 financial statements of DutchCo;

(iii)                 the consolidated interim financial report of Mediaset and Mediaset España as at 31 March 2019;

(iv)                    projections derived from an extensive number of equity research reports for the period 2019- 2021, with the addition of extrapolations for the three-year period 2022-2024 validated by the respective management of Mediaset and Mediaset España;

(v)                       net debt data and other balance sheet items as at 31 December 2018 used to calculate the equity value from the enterprise value (referred to as “bridge-to-equity”);

(vi)                    target prices contained in an extensive number of equity research reports;

(vii)                           information on the number of Mediaset and Mediaset España shares as of the date of this Report;

(viii)                        evolution of Mediaset and Mediaset España share prices on their respective stock exchanges (i.e. MTA and Spanish Stock Exchanges).

Other publicly available information was also taken into account, including the following:

•                       research reports, financial statements and reports, analyses related to companies operating in the media and broadcasting sectors;

•                       share price evolution, downloaded from professional service providers, for the companies previously mentioned;

•                       certain other publicly available information on Mediaset and Mediaset España deemed relevant for the purpose of the application of the selected valuation methodologies.

2.4.              Description of the valuation methodologies

The valuation methods used to determine the Exchange Ratios are detailed below.

(i)                                     Historical stock prices

This method is based on the market capitalization of Mediaset and Mediaset España. Historical stock prices reflect the economic value that a stock market attributes to a company.

The timeframe on which to calculate the price must balance any short-term volatility driven by events of exceptional nature, short-term fluctuations and speculative tension (therefore a longer time horizon is preferable) and the need to reflect the most recent market and company conditions, where recent prices should be taken into consideration. Thus, the volume weighted average prices (VWAP) for Mediaset and Mediaset España have been considered for 1 month, 3 months and 6 months prior to 5 June 2019 (included) and compared on a like for like basis. The volume weighted average prices for Mediaset España have been adjusted to take into account the payment of the Euro 0.31557917 dividend per share paid on 30 April 2019 (ex-dividend date 26 April 2019).

To be noted that on 24 January 2019, Mediaset España has announced to undertake a program of share buyback up to Euro 200 million. As of the date of this Report, a total of 14,419,910 shares were purchased by Mediaset España, for an aggregate amount of Euro 95,532,864.96. As such, it cannot be excluded that the recent and current trading of Mediaset España stock may have been affected by such buyback program.

(ii)                                  Research analyst target prices

Research analysts summarize their recommendations on listed companies identifying a “target price” of the stocks, offering an indication of an implicit value of the company. However, this method gives a useful indication for determining the value of companies whose shares are listed on a stock exchange, completing the framework of the references for the valuation.

For each of Mediaset and Mediaset España (i) only research reports published by research analysts after the publication of 2018 results and prior to 17 May 2019 (including those published after 1st quarter 2019 results) were considered; (ii) equity research reports having the highest and lowest EBIT 2020 projections were not taken into consideration.

(iii)                               Discounted free cash flow

This valuation methodology was adopted in order to take into account the specific features of Mediaset and Mediaset España, reflects a dynamic conception of the company’s activity and is based on the idea that the business value is determined by its capacity to generate cash flows in the future. In addition, this method reflects, inter alia, the business potential in the medium and long term, in terms of profitability, growth, risk level, capital structure and expected level of investments.

This method has been based on the following estimates:

(i)                           unlevered free cash flow estimates for each business. Unlevered free cash flows are a proxy to the business cash flow generation before financial income and expenses, after having applied the corporate tax and having considered capital expenditures (“capex”) and working capital swings;

(ii)                        net present value of the forecasted free cash flow estimates applying a discount rate (“WACC”). The discount rate takes into consideration the implicit business risk as well as the time value of money;

(iii)                     businesses terminal value, assuming a perpetuity growth at the end of the free cash flow annual projection period. The previously mentioned discount rate is applied to the terminal value to obtain the net present value.

For additional information on the approach and the relevant forecasts used for the purposes of this valuation methodology, see Paragraph 3.4.

The enterprise value can be estimated adding the net present value of the projected free cash flows and terminal value.

In particular, with reference to Mediaset only, the discounted cash flow valuation has been performed on a “sum of the parts basis”, by performing two discounted cash valuations for Mediaset España and the Italian business (i.e. Mediaset business net of the stake held by Mediaset in Mediaset España).

The discounted free cash flow method leads to an enterprise value; hence, to compute the value of shareholders’ equity in order to determine the Exchange Ratios, customary adjustments (including, but not limited to, net financial debt adjusted for the Euro 0.31557917 dividend per share paid by Mediaset España on 30 April 2019 and for the buyback executed by Mediaset España post 31 December 2018 and until 5 June 2019, minority interests, pensions liabilities and investments in associates and in other companies) have been made to the enterprise value.

The implied per share equity value was calculated by dividing such equity values by the number of Mediaset and Mediaset España ordinary shares outstanding (i.e. net of the respective number of treasury shares held as of 5 June 2019).

3.                        DETERMINATION OF THE EXCHANGE RATIOS

3.1.              Introduction

The Merger will entail the allotment of DutchCo Ordinary Shares to Mediaset and Mediaset España shareholders (other than Mediaset, as the shares held by Mediaset in Mediaset España will be cancelled by operation of law pursuant to Section 2:325(4) of the Dutch Civil Code) in exchange for Mediaset and Mediaset España shares, which will be cancelled.

On the basis of the assumption that, in accordance with Exchange Ratio I, Mediaset shareholders will receive one (1) DutchCo Ordinary Share for each Mediaset share owned, the Board of Directors of Mediaset analysed, in the context of the Merger, the relative valuation of Mediaset and Mediaset España, aimed at determining the Exchange Ratio II between Mediaset España shares and DutchCo Ordinary Shares or, equivalently (given the Exchange Ratio I), between Mediaset España shares and Mediaset shares.

No additional consideration, either in cash or otherwise, will be paid by DutchCo, Mediaset and Mediaset España to the Mediaset and Mediaset España shareholders in connection with the Merger, without prejudice to the withdrawal rights, as described in Paragraph 11.

The treasury shares held by Mediaset and Mediaset España as at the Merger Effective Date, if any, will not be exchanged and will be cancelled pursuant to Article 2504-ter of the Italian civil code and Article 26 of the LME, respectively, as well as pursuant to Section 2:325(4) of the Dutch Civil Code.

3.2.              Application of the selected methodologies

Without prejudice to the considerations, assumptions and limitations described in the foregoing paragraphs, the following table sets forth a summary of the results achieved through the application of the various valuation methodologies described above for the purpose of determining the Exchange Ratio II, that is the number of the DutchCo Ordinary Shares to be issued for each Mediaset España share.

Range of Mediaset España Exchange Ratios
Methodology	(Exchange Ratio II)

(i) 1 month VWAP	2.19-2.68

(ii) 3 months VWAP	2.11-2.57

(iii) 6 months VWAP	2.05-2.50

(iv) research analyst target prices	2.14-2.62

(v) discounted cash flow	2.16-2.64

The range of Exchange Ratio II has been determined applying a +/- 10% to:

•                       as far as historical stock prices, the exchange ratio between the VWAP for each period of analysis;

•                       as far as research analyst target price, the exchange ratio between the medians of the each analysts panels;

•                  as far as discounted cash flow, the exchange ratio between the central values resulting from the application of the DCF methodology.

The overlapping area of the Exchange Ratios resulting from the comparison of the relevant methodologies is between 2.19 and 2.50 (Overlapping Range).

3.3.              Exchange Ratios established

Considering the results of the valuation methodologies applied, the Boards of Directors of Mediaset, DutchCo and Mediaset España, after having examined the valuations set out in the Fairness Opinions issued by their respective financial advisors (i.e. Citi and JP Morgan), have resolved to propose:

•                       the Exchange Ratio I of 1 (one) DutchCo Ordinary Share (having a nominal value of Euro 0.01) for each Mediaset share (having a nominal value of Euro 0.52); and

•                       the Exchange Ratio II of 2.33 (two/thirtythree) DutchCo Ordinary Shares (having a nominal value of Euro 0.01 each) for each Mediaset España share (having a nominal value of Euro 0.50).

The Exchange Ratio II agreed among parties and hereby proposed falls within the Overlapping Range.

Each holder of ADRs representing Mediaset shares shall be granted such number of DutchCo ADRs representing DutchCo Ordinary Shares as results from the Exchange Ratio I.

No fractional DutchCo Ordinary Shares shall be allotted to any holders of shares of Mediaset España. Those shareholders who hold a number of Mediaset España shares such as to enable them to receive, in accordance with the Exchange Ratio II, a non-whole number of DutchCo Ordinary Shares, shall receive such whole number of DutchCo Ordinary Shares which is immediately below said non-whole number. Mediaset España shares (or any fractions thereof) in excess of those required, pursuant to the Exchange Ratio II, to receive a whole number of DutchCo Ordinary Shares (i.e., Mediaset España shares or any fractions thereof representing fractional entitlements to DutchCo Ordinary Shares) shall be transferred on behalf of the Mediaset España shareholders, through their depositaries, to the Fractions Agent.

The Fractions Agent, acting at its own risk and for its own account, shall pay in cash to these shareholders, in consideration for each of the Mediaset España shares (or any fractions thereof) so transferred, their market value. The Fractions Agent will, in turn, exchange the Mediaset España shares (and any fractions thereof) arising from the aggregation of such fractions so purchased and exchange them, in its own name and on its own behalf, for the relevant whole number of DutchCo Ordinary Shares resulting from the Exchange Ratio II, with any remainder fractional entitlements to DutchCo Ordinary Shares corresponding to the Mediaset España shares (or fractions thereof) held by the Fractions Agent being disregarded.

Based upon the Exchange Ratios, as indicated above, if the participation of Mediaset in Mediaset España remained unaltered, and provided that the number treasury shares held at the date of the Report by Mediaset (No. 44,071,568) and by Mediaset España (No. 14,269,073) is maintained as treasury shares and therefore such shares were cancelled upon effectiveness of the Merger, DutchCo would issue No. 1,472,925,998 DutchCo Ordinary Shares, with a nominal value of Euro 0.01 per share, resulting in a total nominal value of Euro 14,729,259.98 . The exact amount of the share capital increase will depend, inter alia, on the number of treasury shares held by Mediaset and Mediaset España at the Merger Effective Date.

3.4.              Difficulties and limits faced in evaluating the Exchange Ratios

Pursuant to Article 2501-quinquies, paragraph 2, of the Italian civil code, the challenges arising from the application of the valuation methodologies adopted to determine the Exchange Ratios have been taken into account.

In particular:

•                       Mediaset issued (i) mid-term financial targets (2020) in January 2017 (limited to EBIT compared to 2016) and (ii) mid-term (2020-2021) guidelines in March 2019. Whilst Mediaset updates regularly the market on the guidance vis-à-vis targets and progress on previously communicated strategy, there is no full business plan for Mediaset and Mediaset España available for the purpose of the determination of the Exchange Ratios. Therefore, the valuation analysis, and the discounted cash flow methodology in particular, is based on projections resulting from the application of the following approach as agreed by Mediaset and Mediaset España respective managements:

•                  for the period 2019-2021: projections derived from an extensive number of equity research reports, representing all the research reports about Mediaset and Mediaset España published by research analysts after the publication of full year 2018 results and prior to 17 May 2019 (including those published after 1st quarter 2019 results), and reporting projections for the whole 2019-2021 period, with the exclusion from such panel of two equity research reports having the highest and lowest EBIT 2020 projections;

•                  for the period 2022-2024: extrapolations in line with the current long-term expectations that the Italian and Spanish managements have on the respective businesses. In particular, the two managements have indicated a long-term top-line growth of 0.5% for the last year of projections (2024) whereas mostly of the other cash-flow items have been assumed to be in line with 2021 projections, in terms of percentage on sales, for the whole extrapolations period;

•                  the approach described above was the same for both Mediaset and Mediaset España and has been agreed and validated by the respective managements of Mediaset and Mediaset España, who confirmed that the projections and extrapolations are broadly in line with their current long-term expectations, respectively, on the respective businesses. However, such forecasts are subject by nature to substantial uncertainty.

•                       In consideration of the mechanics and timetable envisaged for the exercise of the right of withdrawal and creditor opposition, and since it is not possible to quantify their future impact in terms of cash outlay, the effects of the (potential) exercise of such rights by Mediaset shareholders who do not vote in favor of the Merger and by Mediaset España shareholders who vote against the Merger in their respective shareholders’ meeting have not been taken into account also considering that its impact has been estimated not material in the context of the overall evaluations leading to the determination of the Exchange Ratios.

•                       The market prices of Mediaset and Mediaset España shares have been and are subject to volatility and fluctuations also as a result of the general trend in the capital markets; moreover it assumes that the market is sufficiently liquid and efficient. Therefore, it cannot be ruled out that, while the Exchange Ratios remains congruous based upon the methodologies used for their determination, the market value of the DutchCo Ordinary Shares to be assigned in exchange at the Merger Effective Date may result in a lower or higher market value as of the date on which the Exchange Ratios were set.

•                       In relation to the share buyback program announced by Mediaset España, although the trading of Mediaset España shares might have been affected by the execution of such share buyback program, it is not possible to quantify the related impact and isolate it from other events that might have influenced the trading.

•                       Different methodologies have been applied, both analytical and market-based, which have required the use of different data, parameters and assumptions. In applying such methodologies, the Board of Directors of Mediaset and Mediaset España considered the characteristics and limitations inherent in each of them, in accordance with professional valuation practice followed at national and international level.

•                       The comparable companies trading multiples methodology was considered not relevant given that both Mediaset and Mediaset España are listed on an EU regulated market. In particular, the utilization of the trading multiples of comparable companies, although a commonly used valuation methodology, has the limit of being based on sector average ranges rather than on the peculiarities of Mediaset and Mediaset España, which are known to the market and theoretically reflected in their own trading multiples and share prices.

•                       Also the transaction multiples methodology was considered not relevant given the limit of being based on sector average ranges rather than on the peculiarities of Mediaset and Mediaset España. Precedent transactions and historical takeover premia have been considered but not deemed relevant on the grounds that both Mediaset and Mediaset España shareholders would get MFE shares, hence they would participate in the value potentially created by the Merger via the shares they would get as consideration. Moreover, Mediaset is already the controlling shareholder of Mediaset España, hence no control premium would apply for a change of ownership.

•                       A litigation between Mediaset and Vivendi S.A. is ongoing following the non-completion of a transaction involving Mediaset Premium. Should the outcome of the litigation be favorable to Mediaset, Mediaset may be recognized some monetary damage repair. Prudentially, the Board of Directors of Mediaset did not consider any proceeds from the litigation for the purpose of determining the Exchange Ratio.

•                       In general, no evolution regarding any specific ongoing or potential litigations for both Mediaset and Mediaset España has been considered, given the uncertainty of their outcomes and timings.

•                       Mediaset and Mediaset España tax losses carryforward and fiscal credits have been taken into consideration in the discounted cash flow valuation methodology. As far as Mediaset España tax losses carryforward utilization, we have not considered any limitation as per paragraph 8.1.2 and 8.2.1.

3.5.              Results obtained by the experts and Fairness Opinions

At the request of DutchCo, Deloitte will prepare a report in relation to the fairness of the Exchange Ratios in accordance with Section 2:328, paragraph 1, of the Dutch Civil Code. In addition, Deloitte will issue a second report in accordance with Section 2:328, paragraph 2, of the Dutch Civil Code. These reports will be made available to the public in accordance with applicable laws and regulations.

At the request of Mediaset, PwC will prepare a report in relation to the fairness of the Exchange Ratios as referred to in Article 2501-sexies of the Italian civil code and Article 9 of the Legislative Decree 108. This report will be made available to the public in accordance with applicable laws and regulations.

At the request of Mediaset España, Grant Thornton, as independent expert appointed by the Commercial Register of Madrid, will deliver a report on the Common Cross-Border Merger Plan (including on the fairness of the Exchange Ratio II), as referred to in Article 34 of the LME. This report will be made available to the public in accordance with applicable laws and regulations.

Citi, in its capacity as financial advisor of Mediaset, has delivered to the board of directors of Mediaset and to the board of directors of DutchCo a Fairness Opinion, dated 7 June 2019, on the basis of and subject to the factors, assumptions, limitations and procedures specified therein, on the fairness from a financial point of view, to the holders of shares in the capital of Mediaset, of the Exchange Ratio II (which — as indicated above — is predicated on Exchange Ratio I) in relation to the proposed Merger. A copy of the Citi Fairness Opinion is attached hereto as Schedule A (together with an Italian courtesy translation).

JP Morgan, in its capacity as financial advisor of Mediaset España, has provided to the board of directors of Mediaset España a Fairness Opinion, dated 7 June 2019, based on the factors, assumptions and procedures specified therein, on the fairness from a financial point of view, to the holders (other than Mediaset) of shares in the capital of Mediaset España, of the Exchange Ratio II in relation to the proposed Merger.

The Fairness Opinions do not constitute a recommendation as to how any director or shareholder should vote or act with respect to the Merger or any other matter and do not give rights to any third parties other than the respective clients (i.e., the Board of Directors of Mediaset S.p.A. and Mediaset Investment N.V. and the Board of Directors of Mediaset España, respectively).

4.                        CONSOLIDATED PRO-FORMA FINANCIAL INFORMATION FOR MEDIASET GROUP

This paragraph presents the relevant pro-forma income statement, statement of financial position and cash flow statement data of the group of companies headed by Mediaset (Mediaset Group) as at 31 December 2018 (the “Pro Forma Consolidated Financial Data”), as well as some notes to these statements.

The Proforma Consolidated Financial Data have been prepared in accordance with Communication No. DEM/1052803 of 5 July 2001 of the Italian Authority for the Supervision of Financial Markets (Consob), in order to retroactively reflect the significant effects of the Merger and related transactions on the historical data of the Mediaset Group. More specifically, the Pro Forma Consolidated Financial Data have been prepared to retroactively reflect the effects produced by the Merger as if it had taken place, in terms of effects on the balance sheet, on 31 December 2018 and, with reference only to the economic and cash flow effects, on 1 January 2018.

For a correct interpretation of the information provided by the Pro Forma Consolidated Financial Data, it is necessary to consider that:

i.                       since these are representations based on assumptions, if the Merger had actually been carried out on the dates used as reference for the preparation of the Pro-forma Consolidated Data, rather than on the actual date, the historical data would not necessarily have been the same as the pro forma data;

ii.                    the pro forma adjustments represent the most significant effects on the balance sheet and income statement, as well as financial, directly related to the Merger;

iii.                 the Pro Forma Consolidated Financial Data have been prepared for the sole purpose of providing a representation of the identifiable and objectively measurable effects of the Merger, as if the Merger had taken place on the date indicated above in this paragraph. Therefore, the Pro Forma Consolidated Financial Data represent a hypothetical situation and, therefore, do not represent the actual financial situation or results of the Mediaset Group;

iv.                     the Pro Forma Consolidated Financial Data do not reflect forward-looking data and are in no way intended to represent a forecast of the future financial, economic and asset situation of the Mediaset Group after the Merger;

v.                        given the different purposes of the Pro Forma Consolidated Financial Data compared to the historical data included in the annual financial report and given the different methods of calculation of the pro forma adjustments made to the Mediaset Group’s Consolidated Financial Statements, the pro forma consolidated income statement, statement of financial position and cash flow statement should be examined and interpreted separately, without seeking accounting links between the income statement and the cash flow statement, and the balance sheet.

The Pro Forma Consolidated Financial Data have not been examined by the Independent Auditors.

The Pro forma Consolidated Financial Data shown below include:

•                  the relevant historical data (Income Statement, Statement of Financial Position, Cash Flow Statement) taken from the Consolidated Financial Statements of the Mediaset Group as at 31 December 2018, prepared in accordance with IFRS and audited by Deloitte & Touche S.p.A., which issued its unqualified report on 27 March 2019;

•                  the pro-forma adjustments applied to the historical data to reflect the effects of relevant transactions related to the Merger;

•                  the Mediaset Group’s Pro Forma Consolidated Financial Data as at 31 December 2018.

The valuation criteria adopted for the preparation of the pro-forma adjustments and for the preparation of the Pro-Forma Consolidated Financial Data are the same as those applied in the Consolidated Financial Statements of the Mediaset Group as at 31 December 2018, to which reference should be made.

The Pro Forma Consolidated Financial Data below should be read in the light of the description of the assumptions and methods used to prepare them and the other information contained in this paragraph.

Unless otherwise indicated, the figures are shown in millions of euro.

			Consolidated
			Financial
	Consolidated		Statement
	Financial Statement		Merging
	Mediaset Group	Total Pro-forma	Company
(Eur million)	(Historic)	Adjustment	(Pro-forma)

STATEMENT OF INCOME
	3,401.5	—	3,401.5
Net Consolidated Reveneus	73.7	—	73.7
EBIT	67.0	—	67.0
EBT	597.7	—	597.7
Net Profit
Attributable to:
Equity shareholders of the parent company	471.3	96.9	568.1
- from continuing operations	-48.7	96.9	48.2
- from discontinued operations	520.0		520.0
- Minority Interest	126.4	-96.9	29.5
- from continuing operations	96.5	-96.9	-0.4
- from discontinued operations	30.0		30.0

STATEMENT OF FINANCIAL POSITION

Asset	5,252.1	—	5,252.1

Group Shareholders Equity	2,412.4	437.6	2,850.0
Minority Interest	443.7	-437.6	6.1
Total Shareholders’ Equity	2,856.1	—	2,856.1
Liabilities	2,396.0	—	2,396.0
Total Shareholders’ Equity and Liabilities	5,252.1	—	5,252.1

CASH FLOW STATEMENT

Net cash flow from operating activities (A)	1,241.7	—	1,241.7
Net cash flow from investing activities (B)	-738.6	—	-738.6
Net cash flow from financing activities (C)	-286.0	—	-286.0
Change in Cash and Cash Equivalents (D=A+B+C)	217.1	—	217.1

Basic assumptions of the Pro Forma Consolidated Financial Data

The Merger, as a reorganisation of existing companies, does not give rise to any transfer of control of these companies, and essentially involves the acquisition of the shares held by the minority shareholders of Mediaset España in exchange for the issue of new shares in DutchCo, currently a wholly-owned subsidiary of Mediaset. The Merger will also involve the incorporation of Mediaset into DutchCo at the same time.

As indicated in paragraph 7 below, the Merger therefore constitutes a “business combination involving entities or businesses under common control” and, as such, is excluded from the mandatory scope of application of IFRS 3 - Business Combinations. Accordingly, the Pro forma Consolidated Financial Data have been prepared by applying the principle of continuity of values, which gives rise to the recognition in the balance sheet of assets and liabilities equal to those resulting from the Mediaset Group’s consolidated financial statements prior to the Merger.

Therefore, historical consolidated data of the Mediaset Group already include the consolidated data of the Mediaset España Group, as they are consolidated on a line-by-line basis: more specifically, since Mediaset held an interest equal to 51.63% of the share capital of Mediaset España at 31 December 2018, the portion of profit and shareholders’ equity relating to the Mediaset España Group to which they are entitled was allocated to the minority interests in the profit and shareholders’ equity prepared at that date.

Pro-forma adjustments

Taking into account the above, the pro-forma adjustments consist in highlighting the allocation to the Mediaset Group after the Merger of the minority interests in Mediaset España prior to the Merger.

More specifically, following the elimination of the minority shareholders of Mediaset España, as at 31 December 2018, the post-merger Mediaset Group would have been allocated a minority interest in the result for 2018 of 96.9 million euro and a minority interest in equity of 437.6 million euro.

At the level of the consolidated cash flow statement, the Merger does not entail any pro-forma adjustment.

Other effects

It should also be noted that the pro-forma adjustments do not include:

•                  direct costs associated with the Merger, as they are not considered significant.

•                  the effects deriving from the changes resulting from the Merger to the share-based incentive plans, as these changes will be implemented with the aim of substantially maintaining the fair value of the equity instruments unchanged without entailing accounting effects.

Finally, it should be noted that the Merger does not have a tax impact, as described in paragraph 8 below.

Pro-forma financial data per share

Below are the historical data per share of the Mediaset Group as at 31 December 2018 and the pro-forma data per share after the Merger as at 31 December 2018.

		Pro-forma
(EUR per share)	Historic data	data

EPS (Net consolidated Income)	0.41	0.39
EPS (Net Consolidated Income from Continuing Operations)	-0.04	0.03
No. ordinary shares excluding treasury shares (EPS)	1,137,142,325	1,472,925,998

The historical and pro-forma data of the Net Results per share have been calculated on the basis of the Profit for the year attributable to the shareholders of the parent company and the total number of shares in circulation of the parent company, respectively,as at 31 December 2018 and following the Merger (as specified under Paragraph 3.3).

5.                   ALLOCATION OF DUTCHCO SHARES TO MEDIASET AND MEDIASET ESPAÑA SHAREHOLDERS AND DATE OF DISTRIBUTION ENTITLEMENT

5.1.         DutchCo Ordinary Shares

Characteristics of DutchCo Ordinary Shares

As a result of the Merger becoming effective, by operation of law all Mediaset shares and Mediaset España shares currently issued will be cancelled and DutchCo will increase its share capital and will allot DutchCo Ordinary Shares in exchange of, respectively:

(i)                                Mediaset shares (other than treasury shares, which shall be cancelled by operation of law and without any exchange pursuant to Section 2:325(4) of the Dutch Civil Code and Article 2504-ter of the Italian civil code) on the basis of the Exchange Ratio I, as specified under Paragraph 3; and

(ii)                             Mediaset España shares (other than (i) treasury shares, which shall be cancelled by operation of law and without any exchange pursuant to Section 2:325(4) of the Dutch Civil Code and Article 26 of the LME; and (ii) shares held in Mediaset España by Mediaset, which will be cancelled by operation of law pursuant to Section 2:325(4) of the Dutch Civil Code) on the basis of the Exchange Ratio II, as specified under Paragraph 3.

The DutchCo Ordinary Shares to be allotted upon completion of the Merger will be issued with effect as of the Merger Effective Date in dematerialized form and delivered to the beneficiaries through the applicable centralized clearing systems organized by Monte Titoli S.p.A., Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. U. (Iberclear) and the relevant depositaries with which the shares of Mediaset and Mediaset España are held or deposited.

No fractional DutchCo Ordinary Shares shall be allotted to any holders of shares of Mediaset España. Those shareholders who hold a number of Mediaset España shares such as to enable them to receive, in accordance with the Exchange Ratio II, a non-whole number of DutchCo Ordinary Shares, shall receive such whole number of DutchCo Ordinary Shares which is immediately below said non-whole number. Mediaset España shares (or any fractions thereof) in excess of those required, pursuant to the Exchange Ratio II, to receive a whole number of DutchCo Ordinary Shares (i.e., Mediaset España shares or any fractions thereof representing fractional entitlements to DutchCo Ordinary Shares) shall be transferred on behalf of the Mediaset España shareholders, through their depositaries, to the Fractions Agent.

The Fractions Agent, acting at its own risk and for its own account, shall pay in cash to these shareholders, in consideration for each of the Mediaset España shares (or any fractions thereof) so transferred, their market value. The Fractions Agent will, in turn, exchange the Mediaset España shares (and any fractions thereof) arising from the aggregation of such fractions so purchased and exchange them, in its own name and on its own behalf, for the relevant whole number of DutchCo Ordinary Shares resulting from the Exchange Ratio II, with any remainder fractional entitlements to DutchCo Ordinary

Shares corresponding to the Mediaset España shares (or fractions thereof) held by the Fractions Agent being disregarded.

Without prejudice to the withdrawal rights described in Paragraph 11 — and aside from the DutchCo Ordinary Shares to be delivered in exchange for the Mediaset and Mediaset España shares — no additional consideration, either in cash or otherwise, will be paid by DutchCo, Mediaset or Mediaset España to the Mediaset and Mediaset España shareholders in connection with the Merger.

DutchCo will bear the costs of the exchange of Mediaset and Mediaset España shares for DutchCo Ordinary Shares other than any costs charged to the holders of shares of Mediaset and Mediaset España by their respective custodians.

The DutchCo Ordinary Shares issued to the shareholders of Mediaset and Mediaset España to service the Exchange Ratios will be entitled, as of the Merger Effective Date, to participate in the profits of DutchCo under the same terms and conditions as the existing DutchCo Ordinary Shares.

The ADRs representing DutchCo Ordinary Shares to be allotted upon completion of the Merger will be issued by the depository bank, effective as of the Merger Effective Date, in dematerialized form and delivered to the beneficiaries.

DutchCo treasury shares

The 90,000 DutchCo shares, held by Mediaset, and any additional DutchCo shares issued to or otherwise acquired by Mediaset hereafter and that are held by Mediaset at the Merger Effective Date, in part will be cancelled, in accordance with Section 2:325, paragraph 3, of the Dutch Civil Code, and in part will be split (and will have a nominal value of Euro 0.01 each) and will become DutchCo Ordinary Shares held as treasury shares.

According to Dutch law, the current articles of association of DutchCo and the proposed version of the articles of association of MFE, during the time that shares in DutchCo are held by DutchCo itself, these shares shall not be entitled to any distribution or voting rights. DutchCo treasury shares will be allocated to serve (i) the incentive plans indicated in Paragraph 12.3, (ii) trading and hedging operations, (iii) the Videotime Exchange Ratio (as defined below) in relation to the merger of Videotime S.p.A. in Mediaset (effective as of 1 March 2018), or may be offered and allocated for trading on the market after the Merger in accordance with applicable laws and regulations or used for any other purpose in compliance with the applicable laws and regulations.

On 1 March 2018 the merger by absorption of Videotime S.p.A., an Italian joint stock company (società per azioni), 99.2% owned by Mediaset (Videotime), in Mediaset (the Videotime Merger), became effective. As a result of the Videotime Merger, Videotime shareholders (other than Mediaset) have become entitled to receive 0.294 Mediaset shares for each Videotime share held (the Videotime Exchange Ratio).

Several former shareholders of Videotime have not yet requested and, thus, received Mediaset shares pursuant to the Videotime Exchange Ratio; therefore, at the Merger Effective Date, DutchCo will have to hold the necessary amount of treasury shares to serve such shareholders. It is envisaged that MFE will have to hold around No. 113,174 treasury shares to service former shareholders of Videotime.

In light of the foregoing, MFE is currently expected to hold, as at the Merger Effective Date, No. 5,000,000 treasury shares.

5.2. Special Voting Shares

In order to foster the development and continued involvement of a core base of long-term shareholders in a manner that reinforces the Group’s stability, the proposed version of the articles of association of MFE provide for a special voting structure (the Special Voting Structure). The purpose of the Special Voting Structure is to reward long-term ownership of DutchCo Ordinary Shares and to promote stability of the DutchCo shareholders-base by granting long-term DutchCo shareholders with Special Voting Shares (as defined below) to which multiple voting rights are attached in addition to the one granted by each DutchCo Ordinary Share that they will hold.

The characteristics of the Special Voting Shares are set out in the proposed version of the articles of association of MFE attached as Schedule 2 to the Common Cross-Border Merger Plan and in the “Terms and Conditions for Special Voting Shares”, attached as Schedule 5 to the Common Cross-Border Merger Plan.

5.2.1 The Special Voting Structure

More precisely, according to the Special Voting Structure:

(a)     Entitlement to 3 voting rights. Allotment of Special Voting Shares A

(i)            Initial Allotment: the thirtieth calendar day after the Merger Effective Date, those Mediaset and Mediaset España shareholders who have so requested prior to, respectively, the Mediaset Extraordinary Meeting and the Mediaset España General Meeting, will be entitled to 3 voting rights for each DutchCo Ordinary Share held. For this purpose, MFE will issue special voting shares attaching 2 voting rights each, having a nominal value of Euro 0.02 (Special Voting Shares A). On the thirtieth calendar day after the Merger Effective Date (the Initial Allocation Date A), such Special Voting Shares A will be allotted to those eligible Mediaset and Mediaset España shareholders;

(ii)               Subsequent Allotment: as an alternative to the Initial Allotment procedure, described under (i), after three years of uninterrupted ownership as well as uninterrupted registration of DutchCo Ordinary Shares in a special loyalty register, shareholders of MFE will be entitled to 3 voting rights for each DutchCo Ordinary Share held. For this purpose, MFE will issue Special Voting Shares A. On the day falling three years after the registration of the DutchCo Ordinary Shares in a special loyalty register (the Subsequent Allocation Date A), such Special Voting Shares A will be allotted to those eligible MFE shareholders.

(b)     Entitlement to 5 voting rights. Allotment of Special Voting Shares B.

After two years of uninterrupted ownership of Special Voting Shares A — as well as of uninterrupted registration in a special loyalty register of the DutchCo Ordinary Shares for which such Special Voting Shares A have been allotted — shareholders of MFE will be entitled to 5 voting rights for each DutchCo Ordinary Share held. For this purpose, each Special Voting Share A held will be converted into one special voting share B attaching 4 voting rights, having a nominal value of Euro 0.04 (Special Voting Shares B). On the day falling two years after the date of allotment of Special Voting Shares A — whether it be the Initial Allocation Date A or the Subsequent Allocation Date A, as the case may be — such Special Voting Shares B will be acquired by those eligible MFE shareholders by way of conversion of Special Voting Shares A already held.

(c)   Entitlement to 10 voting rights. Allotment of Special Voting Shares C.

After three years of uninterrupted ownership of Special Voting Shares B — as well as uninterrupted registration in a special loyalty register of the DutchCo Ordinary Shares for which such Special Voting Shares B have been allotted — shareholders of MFE will be entitled to 10 voting rights for each DutchCo Ordinary Share held. For this purpose, each Special Voting Share B held will be converted into one special voting share C attaching 9 voting rights, having a nominal value of Euro 0.09 (Special Voting Shares C). On the day falling three years after the date of allotment of Special Voting Shares B, such Special Voting Shares C will be acquired by those eligible MFE shareholders by way of conversion of the Special Voting Shares B already held.

Special Voting Shares A, Special Voting Shares B and Special Voting Shares C are collectively referred to as Special Voting Shares.

Special Voting Shares are not part of the Exchange Ratios, as described under Paragraph 3.

5.2.2 Allotment of Special Voting Shares

Initial Allotment of Special Voting Shares A

Holders of Mediaset and Mediaset España shares who wish to receive Special Voting Shares A on the Initial Allocation Date A are required to follow the procedure described, respectively, in the “Terms and Conditions for the initial allocation of special voting shares A — Mediaset” and the “Terms and Conditions for the initial allocation of special voting shares A — Mediaset España”, attached as Schedule 3 and Schedule 4, respectively, to the Common Cross-Border Merger Plan, as well as in the “Terms and Conditions for Special Voting Shares” attached as Schedule 5 to the Common Cross-Border Merger Plan.

For this purpose, Mediaset and Mediaset España shareholders will have to:

(i)             transmit an election form (the Initial Election Form), which will be made available on the corporate website of Mediaset (www.mediaset.it) and Mediaset España (www.telecinco.es), duly filled in and signed, to their respective depository intermediary in order for the latter to procure that the Initial Election Form is received by Mediaset or by Mediaset España, as the case may be, during the period starting from 15 July 2019 to 26 August 2019 (i.e., the seventh business day prior to the Mediaset Extraordinary Meeting); and

(ii)          continuously own their Mediaset or Mediaset España shares (as well as the DutchCo Ordinary Shares received upon completion of the Merger in accordance with the Exchange Ratio I or the Exchange Ratio II, as the case may be), in relation to which allotment of Special Voting Shares A will have been requested, during the period between the day when the Initial Election Form is transmitted to their respective depository intermediary and the Initial Allocation Date A.

In filling in the Initial Election Form, shareholders shall indicate the number of Mediaset or Mediaset España shares held in relation to which they wish to receive a corresponding number of Special Voting Shares A.

Once the Initial Election Form has been duly filled in and signed by requesting shareholders, it shall be received by Mediaset or by Mediaset España, through the respective depositary intermediary — where the relevant shares are registered — within and no later than 26 August 2019.

The ownership of Mediaset or Mediaset España shares as of the date of transmission of the Initial Election Form to the depository intermediary will be attested by the depositary intermediary itself.

By signing the Initial Election Form, the requesting shareholder will also grant a power of attorney to an agent (the Agent) whereby he will irrevocably instruct and authorize the Agent to act on his behalf and to represent him in connection with the issuance, allocation, acquisition, conversion, sale, repurchase and transfer of Special Voting Shares in accordance with and pursuant to the “Terms and Conditions for Special Voting Shares”. In accordance with the “Terms and Conditions for Special Voting Shares”, MFE will be entitled to entrust the Agent with such powers and duties (in whole or in part). The Agent will be entitled to represent MFE as well as to execute and sign all the relevant documentation relating to Special Voting Shares on behalf of MFE.

Mediaset and Mediaset España shares — which, upon completion of the Merger, will be exchanged for DutchCo Ordinary Shares pursuant to the Exchange Ratio I and the Exchange Ratio II, respectively — in relation to which allotment of Special Voting Shares A at the Initial Allocation Date A has been requested, will be automatically registered in a separate register held by DutchCo pursuant to the “Terms and Conditions for Special Voting Shares” (the Loyalty Register).

As from the date on which DutchCo Ordinary Shares will have been registered in the Loyalty Register in the name of one and the same shareholder or his loyalty transferee (as defined in the “Terms and Conditions for Special Voting Shares”), such DutchCo Ordinary Shares will become initial electing ordinary shares (Initial Electing Ordinary Shares). After an uninterrupted period of thirty days since the Merger Effective Date, such shares will entitle the relevant holder to be granted with a corresponding number of Special Voting Shares A, and will thus become qualifying ordinary shares A (the Qualifying Ordinary Shares A). On the same date, the relevant holder will receive one Special Voting Share A per each Qualifying Ordinary Share A held.

Mediaset and Mediaset España shareholders who exercise their withdrawal right in connection with the resolution to be adopted, respectively, by the Mediaset Extraordinary Meeting and Mediaset España General Meeting shall not be entitled to receive DutchCo Ordinary Shares nor, consequently, Special Voting Shares.

Subsequent Allotment of Special Voting Shares A

Following the completion of the Merger, shareholders of MFE who wish to receive Special Voting Shares A will have to request MFE to have their DutchCo Ordinary Shares registered (in whole or in part) in the Loyalty Register by submitting, through their respective depository intermediaries, an election form (the Election Form), which will be made available on the corporate website of Mediaset (www.mediaset.it) and of Mediaset España (www.telecinco.es), duly filled in and signed.

The ownership of DutchCo Ordinary Shares as of the date of transmission of the Election Form to the depository intermediary will be attested by the depositary intermediary itself.

By signing the Election Form, the requesting shareholder will also grant a power of attorney to the Agent whereby he will irrevocably instruct and authorize the Agent to act on his behalf and to represent him in connection with the issuance, allocation, acquisition, conversion, sale, repurchase and transfer of Special Voting Shares in accordance with and pursuant to the “Terms and Conditions for Special Voting Shares”. In accordance with the “Terms and Conditions for Special Voting Shares”, MFE will be entitled to entrust the Agent with such powers and duties (in whole or in part). The Agent will be entitled to represent MFE as well as to execute and sign all the relevant documentation relating to Special Voting Shares on behalf of MFE.

As from the date on which DutchCo Ordinary Shares will have been registered in the Loyalty Register in the name of one and the same shareholder or his loyalty transferee (as defined in the “Terms and Conditions for Special Voting Shares”), such DutchCo Ordinary Shares will become electing ordinary shares (Electing Ordinary Shares). After 3 years of uninterrupted ownership — as well as of uninterrupted registration in the Loyalty Register — of Electing Ordinary Shares, such shares will become Qualifying

Ordinary Shares A and the relevant holder will receive one Special Voting Share A per each Qualifying Ordinary Share A held.

Allotment of Special Voting Shares B by way of conversion of Special Voting Shares A

After two years of uninterrupted ownership — as well as uninterrupted registration in the Loyalty Register — of Qualifying Ordinary Shares A, shareholders of DutchCo will be entitled to 5 voting rights for each Qualifying Ordinary Share A held. On the same date, Qualifying Ordinary Shares A will become qualifying ordinary shares B (Qualifying Ordinary Shares B) and the relevant eligible shareholder will receive 1 (one) Special Voting Share B by way of conversion of each of the Special Voting Shares A already held.

Allotment of Special Voting Shares C by way of conversion of Special Voting Shares B

After three years of uninterrupted ownership — as well as uninterrupted registration in the Loyalty Register — of Qualifying Ordinary Shares B, shareholders of DutchCo will be entitled to 10 voting rights for each Qualifying Ordinary Share B held. On the same date, Qualifying Ordinary Shares B will become qualifying ordinary shares C (Qualifying Ordinary Shares C and, jointly with Qualifying Ordinary Shares A and the Qualifying Ordinary Shares B, the Qualifying Ordinary Shares) and the relevant eligible shareholder will receive 1 (one) Special Voting Share C by way of conversion of each of the Special Voting Shares B already held.

5.2.3 Requirements of shareholders for the allotment of Special Voting Shares

Pursuant to Article 42.1 of the proposed version of the articles of association of MFE as well as to the “Terms and Conditions for Special Voting Shares”, each allotment of Special Voting Shares will be conditional upon requesting shareholders meeting the Qualified Shareholding Obligation and the Contract Obligation (both as defined under Paragraph 12.1).

The New Board of Directors of DutchCo (as defined under Paragraph 12.1) will refuse (a) the registration of one or more DutchCo Ordinary Shares in the Loyalty Register; and/or (b) the allocation of Special Voting Shares A; and/or (c) the conversion of Special Voting Shares A into Special Voting Shares B; and/or (d) the conversion of Special Voting Shares B into Special Voting Shares C, as the case may be, if the requesting shareholder (i) does not meet the Qualified Shareholding Obligation or will no longer meet the Qualified Shareholding Obligation as a result of the allocation of Special Voting Shares A, and/or the conversion of Special Voting Shares A into Special Voting Shares B, and/or the conversion of Special Voting Shares B into Special Voting Shares C, as the case may be, and/or (ii) does not meet the Contract Obligation.

In case of violation of the Qualified Shareholding Obligation, the refusal from the New Board of Directors of DutchCo will be limited to the number of DutchCo Ordinary Shares and/or of Special Voting Shares which will be held in violation of the Qualified Shareholding Obligation. For further information, please refer to the “Terms and Conditions for Special Voting Shares”.

5.2.4 Characteristics of the Special Voting Shares

Special Voting Shares will not be tradable on the Mercato Telematico Azionario and on the Spanish Stock Exchanges.

In connection with the issuance of Special Voting Shares, shareholders of MFE will not be required to pay the respective nominal value to MFE. In accordance with Article 13.4 of the proposed version of the articles of association of MFE, in fact, MFE will maintain a reserve in shareholders’ equity (the Special Capital Reserve) in order to pay up the nominal value of the Special Voting Shares to be allocated to holders of Qualifying Ordinary Shares.

However, Article 13.5 of the proposed version of the articles of association of MFE allows the holder of Special Voting Shares — the issuance of which has been charged on the Special Capital Reserve — to substitute such charge at any time by making an actual payment to MFE of a sum equal to the nominal value of the Special Voting Shares held (the Special Shares Paid-up in Cash). Pursuant to the applicable dispositions of the proposed version of the articles of association of MFE, Special Shares Paid-up in Cash will be the only Special Voting Shares to entitle the relevant holders to an economic entitlement.

In particular, pursuant to Article 28.2 of the proposed version of the articles of association of MFE, Special Shares Paid-up in Cash will give entitlement to a dividend equal to 1% of the nominal value actually paid. Such dividends, however, will be paid only insofar as the profits have not been appropriated in full to increase and/or form reserves.

Furthermore, pursuant to Article 41.4 of the proposed version of the articles of association of MFE, any residual amounts available after payment of all creditors of MFE in liquidation will be allocated as follows: firstly, the nominal value paid by holders of Special Shares Paid-up in Cash will be reimbursed; secondly, any outstanding amount will be proportionally reimbursed to holders of DutchCo Ordinary Shares.

Pursuant to Article 14.2 of the “Terms and Conditions for Special Voting Shares”, the “Terms and Conditions for Special Voting Shares” may be amended pursuant to a resolution by the New Board of Directors of DutchCo (as defined under Paragraph 12.1), only insofar as non-material and/or merely technical amendments are at stake. Material and/or not merely technical amendments will be subject to the approval of the general meeting of shareholders of MFE and of the combined meeting of holders of Special Voting Shares, except for amendments required to ensure compliance with applicable laws or listing regulations.

5.2.5 Transfer of Initial Electing Ordinary Shares, Electing Ordinary Shares, Qualifying Ordinary Shares and Special Voting Shares: cancellation from the Loyalty Register

Whilst DutchCo Ordinary Shares are freely transferrable, Special Voting Shares may not be transferred to third parties (except for limited circumstances).

In order to transfer Initial Electing Ordinary Shares, Electing Ordinary Shares or Qualifying Ordinary Shares, the relevant shareholder will have to request the de-registration from the Loyalty Register of its Initial Electing Ordinary Shares, Electing Ordinary Shares or Qualifying Ordinary Shares, as the case may be; after such de-registration, the relevant DutchCo Ordinary Shares will cease to be Initial Electing Ordinary Shares, Electing Ordinary Shares or Qualifying Ordinary Shares and shall be freely transferable.

Pursuant to the “Terms and Conditions for Special Voting Shares”, in case of transfer of (i) Initial Electing Ordinary Shares prior to the Initial Allocation Date A, or (ii) Electing Ordinary Shares prior to the Subsequent Allocation Date A (in both cases, with the exception of transfers to loyalty transferees, as defined in the “Terms and Conditions for Special Voting Shares”), as well as upon occurrence — prior to the same relevant dates — of a change of control over a shareholder, such shareholder will not be entitled to receive Special Voting Shares A.

Pursuant to the “Terms and Conditions for Special Voting Shares”, in case of transfer of Qualifying Ordinary Shares (with the exception of transfers to loyalty transferees, as defined in the “Terms and Conditions for Special Voting Shares”), as well as upon occurrence of a change of control over a shareholder, the voting rights attached to the Special Voting Shares shall be suspended with immediate effect and the Special Voting Shares shall be transferred to MFE without consideration (om niet).

For the sake of completeness, with respect to the initial allocation procedure of Special Voting Shares A, it shall be noted that the holder of Mediaset shares — in relation to which allotment of Special Voting Shares A at the Initial Allocation Date A is requested — can transfer such shares to his loyalty transferee (as defined in the “Terms and Conditions for Special Voting Shares”) without such transfer resulting in the loss of the entitlement to receive Special Voting Shares A. On the contrary, the holder of Mediaset shares — in relation to which allotment of Special Voting Shares A at the Initial Allocation Date A is requested — shall no longer be entitled to receive Special Voting Shares A upon the occurrence, over such shareholder, of a change of control. For further details, please refer to the “Terms and Conditions for the initial allocation procedure of special voting shares A” and to the “Terms and Conditions for Special Voting Shares”.

6.              EFFECTIVENESS OF THE TRANSACTION FOR THE PURPOSES OF THE DUTCHCO FINANCIAL STATEMENTS

According to Dutch applicable accounting regulations, the assets, liabilities and other legal relationships of Mediaset and Mediaset España will be reflected in the accounts and other financial reports of DutchCo as of the first day of the DutchCo’s financial year in which the Merger Effective Date has occurred, and, therefore, the accounting effects of the Merger will be recorded in DutchCo’s annual accounts from that date.

According to Italian applicable accounting regulations, the accounting effects of the Merger in Italy as regards Mediaset will be backdated as of the first day of DutchCo’s financial year in which the Merger Effective Date has occurred.

According to Spanish applicable accounting regulations (Plan General de Contabilidad), the accounting effects of the Merger in Spain as regards Mediaset España will be backdated as of the first day of DutchCo’s financial year in which the Mediaset España General Meeting has approved the Merger.

Therefore, should the Merger Effective Date occur by the end of 2019, the accounting effects of the Merger in Spain, Italy and the Netherlands would be backdated to 1 July 2019; should the Merger Effective Date occur in 2020 instead, the accounting effects of the Merger in Italy and in the Netherlands would be backdated to 1 January 2020, while the accounting effects of the Merger in Spain would be backdated to 1 July 2019.

According to Article 172, paragraph 9, of Italian Presidential Decree No. 917 of 22 December 1986 (the ITC), the Merger Deed will provide that for the purposes of Italian income taxes the effects of the Merger will be backdated to the first day of the tax period of the Absorbing Company in which the Merger Effective Date has occurred.

The DutchCo Ordinary Shares issued to the shareholders of Mediaset and Mediaset España in application of the Exchange Ratios will be entitled, as of the Merger Effective Date, to participate in the profits of DutchCo under the same terms and conditions as the existing DutchCo Ordinary Shares.

No particular rights to the dividends will be granted in connection with the Merger.

It is envisaged that, after the Merger Effective Date, MFE will make a distribution of a dividend, pursuant to Dutch law, for a total gross amount of Euro 100 million to all shareholders of MFE.

Shareholders of Mediaset and Mediaset España who will exercise their withdrawal rights in connection with the Merger will have no rights to dividends which will be potentially distributed after the Merger Effective Date.

7.              ACCOUNTING TREATMENT APPLICABLE TO THE TRANSACTION

DutchCo, Mediaset (both for consolidated and individual accounts) and Mediaset España (only for consolidated purpose) prepare their financial statements in accordance with IAS/IFRS.

Following the Merger, MFE will prepare its consolidated financial statements and its company only financial statements in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and with Part 9 of Book 2 of the Dutch Civil Code.

Under IFRS, the Merger consists in a reorganization of existing legal entities which does not give rise to any change of control, being DutchCo’s share capital currently entirely owned by Mediaset and being the majority of Mediaset España’s share capital currently owned by Mediaset; therefore, the Merger is outside the scope of application of IFRS 3 — Business Combinations. Any difference between the fair value of the newly-issued shares in DutchCo and the carrying value of the non-controlling interests attributable to the minority shareholders of Mediaset España (at the Merger date) will be recorded in an Equity Reserve as an equity transaction.

Accordingly, the assets and liabilities of Mediaset and Mediaset España will be recognized by DutchCo in its individual accounts within the limits of the carrying amounts detailed in the consolidated financial statements of Mediaset prior to the execution of the Merger.

The accounting effects of the Merger will be recorded in DutchCo’s annual accounts backdated at the beginning of the financial year in which the Merger will have become effective.

Mediaset Reorganization

From an Italian standpoint, the principle of pooling of interest applies to transaction between companies forming part of the same group as occurs in the envisaged contribution in-kind (i.e Mediaset Reorganization). According to this principle the contributing company (i.e. Mediaset) shall measure its equity investment in the newly incorporated Italian wholly-owned direct subsidiary at the net carrying amount at which the contributed items are recognized, in accordance to the accounting principles (i.e. IAS/IFRS) applied in the preparation of its individual annual accounts, at the transaction date. The acquirer company that will prepare its individual financial statement in accordance with IAS/IFRS, shall recognize those items at the same amount.

Mediaset España Segregation

From a Spanish standpoint, 21st Valuation Rule of the Spanish General Accounting Plan applies to transactions between companies forming part of the same group(1), as occurs in the envisaged non-monetary contribution (i.e., Mediaset España Segregation). Consequently, the Mediaset España Segregation will be registered as follow:

•                  the contributing company (i.e., Mediaset España) shall measure its investment at the carrying amount at which the contributed items are recognized in the consolidated annual accounts at the transaction date, in accordance with the rules applied for consolidated annual accounts;

•                  the acquirer (i.e., GA Mediaset) shall recognize those items at the same amount;

(1) Pursuant to 13th standard for the preparation of annual accounts: “for the purposes of presentation of a company’s annual accounts, another company shall be considered to form part of the group when there is a relationship of direct or indirect control between the two companies similar to that foreseen in article 42 of the Commercial Code for groups of companies, or when the companies are controlled by any means, by one or more individuals or legal entities in conjunction or which are solely managed in accordance with statutory clauses or agreements”.

•                  the consolidated annual accounts used for this purpose shall be those of the largest Spanish group or subgroup into which the items are integrated. In the event that preparation of those consolidated annual accounts is not required, pursuant to any of the exemptions provided for in the consolidation standards, the amounts recognized in the individual annual accounts of the contributing company prior to the transaction shall be used.

8.              TAX IMPACTS OF THE TRANSACTION

8.1 Italian tax implications

8.1.                            Main tax implications of the Mediaset Reorganization

Income tax implications

According to Article 176 of Presidential Decree No. 917 of 22 December 1986 (the Italian Tax Code - ITC), the Mediaset Reorganization — having as object the contribution in kind of a going concern - constitutes a neutral transaction for corporate income tax (IRES) purposes.

Therefore, the contributing company (i.e., Mediaset) will not realize any taxable capital gain (even if a capital gain arises from an accounting perspective) and the receiving company will keep the original tax basis of assets and liabilities that they had in the hands of the contributor.

Furthermore, the Mediaset Reorganization will not be relevant for Regional income tax (IRAP) purposes.

However, the receiving company will be allowed to elect, both for IRES and IRAP purposes, for a step up of the tax basis of tangible and intangible assets (including goodwill) received through the Mediaset Reorganization, up to the book value attributed to such assets its balance sheet, by paying a substitutive tax at a rate ranging from 12% up to 16%.

Indirect tax implications

The Mediaset Reorganization is not subject to VAT, pursuant to Article 2 of Presidential Decree 26 October 1972, No. 633. However, a registration tax will be due at the nominal amount of Euro 200.00. If the Mediaset Reorganization implies the transfer of real estate assets, mortgage and cadastral taxes will be due at the nominal amount of Euro 200.00 each.

Joint liability regime

As a result of the Mediaset Reorganization, the receiving company will bear joint liability with the contributing company (i.e., Mediaset), without prejudice to the prior enforcement of the contributing company, for both actual or potential Italian tax obligations (including penalties and interest) of the contributing company (i.e., Mediaset) that are related to or challenged over the fiscal year in which the Mediaset Reorganization occurs or in the two preceding fiscal years.

Such joint liability will be limited to the value of the contributed going concern and may be further limited by applying to the Italian Tax Authorities (the ITA) requesting the issuance of a certificate stating the pending actual or potential Italian tax liabilities of the contributing company.

If the mentioned certificate does not report any pending actual or potential tax liability, the receiving company will not incur any joint liability at all. If any liability is shown in the certificate, the liability of the contributing company will be limited to the lower between:

•      the amount of the liabilities shown in the certificate; and

•      the value of the transferred going concern.

The limitation under the certificate applies with sole reference to tax related liabilities (and not with regard to commercial/social security liabilities) and may not be valid if it was claimed that the transaction was executed for fraudulent purposes vis-à-vis the ITA.

Implications on the Mediaset Fiscal Unit

The company receiving the contribution as result of the Mediaset Reorganization will be allowed to join the existing Mediaset Fiscal Unit (as defined at paragraph 8.1.2), as consolidated company, from the fiscal year in which such company is incorporated, provided that its incorporation occurs prior to the deadline for the filing of the income tax return (i.e., 30 September 2019 if the Mediaset Reorganization is concluded in 2019). In this case, the receiving company will be required to elect to join the Mediaset Fiscal Unit together with Mediaset by such deadline.

Implications of the Mediaset Reorganization on the Mediaset VAT Group Liquidation

The Mediaset Reorganization will not trigger the early interruption of the Mediaset VAT Group Liquidation. The company receiving the contribution as result of the Mediaset Reorganization will be allowed to join the existing Mediaset VAT Group Liquidation, as a controlled company.

8.1.2                     Main tax implications of the Merger

Income tax regime applicable to the Merger

i.                 Tax neutrality/exit taxation

Since DutchCo is resident in Italy for tax purposes, the Merger will be subject to Italian tax rules ordinarily applicable to domestic and intra-EU mergers.

In particular, according to Article 172 and Article 178 of the ITC, mergers between Italian resident companies and mergers where an Italian resident company incorporates a company resident in another EU Country are tax neutral transactions for income tax purposes both for the companies involved in the merger and their shareholders(2)-(3). As a consequence:

a)             the Merger will not trigger the realization nor the distribution of taxable capital gains or deductible capital losses on the assets of the Merging Companies, including those related to inventories and goodwill;

b)             assets and liabilities which are transferred to DutchCo by Mediaset will keep the same tax basis that they had in the hands of Mediaset prior to the Merger. However, DutchCo, as the entity resulting from the Merger, will be allowed to elect for a step up of the tax basis of tangible and intangible assets, (including any goodwill, if accounted) received through the Merger, up to the book value attributed to such assets in the post-Merger balance sheet, by paying a substitutive tax at a rate ranging from 12% up to 16%. As the Merger will be a reverse merger, tangible and intangible assets whose tax value may be stepped-up are those owned by DutchCo prior to the Merger; and

c)              the assets and liabilities which are transferred by Mediaset España to DutchCo will have a tax basis equal to their fair market value as per Article 166-bis of the ITC.

ii.             Implications on tax attributes

Tax losses accrued (and not yet deducted) by DutchCo and Mediaset before the relevant joining the Mediaset Fiscal Unit (as defined below) as well as non-deducted excess interest expenses and ACE notional deductions not transferred to the fiscal unit, can be carried forward with the Merger and offset against the taxable income realized by the surviving company (i.e., DutchCo):

a)             up to DutchCo’s and Mediaset’s respective net equity as resulting from the last annual financial statements preceding the Merger or from the financial statements that were to be prepared according to Article 2501 -quater of Italian civil code, if lower, without taking into account contributions/equity injections carried out in the last 24 months (s.c. “equity test”); and provided that

b)             DutchCo and Mediaset have booked, respectively, in their P&L accounts for the fiscal year prior to the Merger gross revenues and labor costs which were greater than 40% of the average of the same revenues and costs incurred in the two previous fiscal years (s.c. “vitality test”).

If one or both of the above companies do not meet the equity test and/or the vitality test, it is possible to file an ad hoc ruling with the ITA aimed at not applying the above limitations.

Tax losses accrued by Mediaset España before the Merger (and during its Spanish tax residence) shall not be carried forward by DutchCo.

iii.         Tax regime applicable to any merger deficit or merger surplus

Any merger surplus (avanzo da fusione) or merger deficit (disavanzo da fusione) accounted by DutchCo as result of the Merger will not be relevant for income tax purposes.

(2)   Without prejudice to tax regime applicable to the foreign absorbed company (i.e., Mediaset España) in the other EU Country (see paragraph 8.2.2).

(3)   In case of cash adjustments (conguagli in denaro), Mediaset’s shareholders and the Medisaet España’s Italian shareholders will proportionally realize their participations. In such a case, the positive difference between the cash adjustment received and the tax basis of the participation realized is treated for tax purposes as: (i) a dividend distribution for individual and non-resident shareholders; or (ii) a capital gain for Italian corporate shareholders. For the applicable tax regime see paragraph 8.1.3 below.

The merger surplus shall be allocated with priority to certain equity reserves subject to a tax deferral regime (if any), as better described at sub-paragraph 8.1 .2(iv).

The merger deficit can be allocated for accounting purposes by DutchCo to the higher value of its own tangible and/or intangible assets and, upon election, also stepped-up for tax purposes by paying a substitute tax at a rate ranging from 12% to 16% (please see sub-paragraph 8.1.2(i) above)(4).

iv.           Taxation of equity reserves

As a general principle, reserves subject to an Italian tax deferral regime which are recorded in the balance sheets of Mediaset and DutchCo before the Merger must be reinstated by the resulting company (i.e., DutchCo) by allocating to them the merger surplus (if any) and other equity items (where the merger surplus is not sufficient). If, and to the extent that, such reserves were not reinstated, such reserves would give rise to taxable income in the hands of the resulting company (i.e., DutchCo).

Reserves subject to a tax deferral regime that are taxable only upon distribution (e.g. equity reserves recognized upon revaluation of specific assets) are instead taxable only in so far that the merger surplus is distributed or the amount of the capital increase of the resulting entity (for the portion exceeding the aggregate of the share capital of the merged companies) is repaid to the shareholders.

v.               Other relevant tax implications

As a general rule, the tax effects of the Merger can be backdated - for corporate income tax (IRES) and Regional income tax (IRAP) purposes - to a date that does not precede the year-end date of the financial year of the incorporated companies (i.e., Mediaset and Mediaset España) or, if subsequent, the year-end date of the financial year of the incorporating company (i.e., DutchCo) .

Therefore, assuming that the Merger will be executed by the end of 2019, the tax effects of the Merger will be backdated to 1 July 2019 (i.e., the date following the year-end date of the last financial year of DutchCo).

The backdating effects of the Merger must be stated in the Merger Deed.

vi.           Indirect tax regime applicable to the Merger

The Merger is not subject to VAT, while registration tax will apply at the nominal amount of Euro 200.00.

vii.       Applicability of anti-abuse provisions

Under the Italian general anti-avoidance rules (the GAAR) an abuse of law may occur where one or more transactions show a lack of economic substance and although being formally in compliance with tax law, are essentially aimed at obtaining undue tax savings.

The GAAR provides that:

•                  transactions are deemed to be lacking of economic substance where they consist of facts, acts and contracts, that are interconnected, and which do not generate significant effects other than tax savings; and

•                  undue tax savings consist of tax benefits, (whether or not achieved in the short-run), obtained contrary to the object and purpose of tax provisions or the principles of the tax system.

If the above conditions are met, the ITA is entitled to:

•                  disregard the tax treatment applied by the taxpayer to the transaction(s); and

•                  claim the higher taxes (and administrative penalties) payable on the basis of the tax rules that have been circumvented by the taxpayer. In the context of the claim, the ITA must consider the taxes already paid by the taxpayer.

In the case at hand, the Merger is grounded on genuine business purposes (i.e., purposes other than tax savings) as it falls within a wider reorganization process as explained under Paragraph 1 (Description and Rationale of the Transaction), and therefore, in principle it does not appear to be challengeable under the GAAR.

(4) The step-up regime does not apply to assets transferred by Mediaset España to DutchCo through the Merger, since the tax value of these assets in the hands of DutchCo will be equal to their relevant fair market value (see sub-paragraph 8.1.2(i)).

viii.   Liability of the entity resulting from the Merger vis-à-vis the ITA for any tax violations committed by the merged entities prior to the Merger

The company resulting from the Merger (i.e., DutchCo) will inherit all the Italian tax obligations previously in the hands of the absorbed companies (i.e., Mediaset and Mediaset España) including those relating to the payment of administrative penalties.

ix.           Implications of the Merger on the Mediaset Fiscal Unit

Mediaset has opted, as consolidating entity, for the domestic tax consolidation regime along with its Italian subsidiaries in accordance with Article 117 and ff. of the ITC (the Mediaset Fiscal Unit).

DutchCo has elected to join the Mediaset Fiscal Unit as a consolidated entity starting from the fiscal year 2018, by making the relevant election with Mediaset.

Therefore, any taxable income or tax loss realized by DutchCo with respect to the fiscal year 2018 will be transferred to the Mediaset Fiscal Unit and be subject to tax together with, or set-off against, the taxable income of the other participating companies at level of the Mediaset Fiscal Unit.

The early termination of DutchCo’s financial year at 30 June 2019 will determine the exit of DutchCo from the Mediaset Fiscal Unit starting from 2019 tax period. However, the realignment of its financial year to 31 December 2019 to be resolved by DutchCo (within 30 September 2019) will allow DutchCo to re-make the proper election to join the Mediaset Fiscal Unit, as consolidated entity, starting from the tax period 1 July 2019 — 31 December 2019.

A tax ruling will be filed with the competent ITA in order to obtain a confirmation that the merger of Mediaset with and into DutchCo does not trigger the early interruption of the Mediaset Fiscal Unit and that, consequently, the Mediaset Fiscal Unit will continue in the hands of DutchCo, as consolidating entity, without re-attribution of the tax losses carried forward by the Mediaset Fiscal Unit to the companies from which such losses have been originated.

x.               Implications of the Merger on the Mediaset VAT Group Liquidation

Mediaset has opted, as a controlling entity, for the VAT Group liquidation regime with its Italian subsidiaries in accordance with Article 73 of Presidential Decree No. 633 of 26 October 1972 (the Mediaset VAT Group Liquidation).

The Merger will not trigger the interruption of the Mediaset VAT Group Liquidation. Considering that DutchCo has joined the Mediaset VAT Group Liquidation starting from fiscal year 2019, and assuming that the Merger will be executed in the fiscal year 2019, based on the guidelines released by the ITA, the Mediaset VAT Group Liquidation regime shall continue in the hands of the company resulting from the Merger with respect to all group entities previously included in such regime.

8.1.3                     Taxation of dividends and capital gains

Taxation of dividends distributed by DutchCo

The tax regime applicable to dividends distributed by DutchCo and capital gains realized on DutchCo’s shares will depend upon the nature and the tax residency of the shareholders and on the nature (qualifying or not qualifying) of the participations owned in DutchCo and can be summarized as follows.

i.                 Italian tax resident individual shareholders

The tax regime applicable to dividends received by individuals, not holding the participation in connection with a business activity, depends on the tax periods in which distributed earnings have been accrued and on the qualifying or not qualifying nature of the participation owned(5). In particular, dividends received by:

(i)             shareholders owning a non-qualified participation are subject to a 26% final withholding tax(6)-(7);

(ii)          shareholders owning a qualified participation(8):

(5)   With respect to listed companies, a participation is “qualified” if the shareholder holds either more than 2% of the voting rights, or more than 5% of the share capital, in the relevant company.

(6)   In lieu of the final withholding tax, the gross amount of dividend paid to Italian tax resident individual shareholders of Italian listed companies whose shares are registered in a centralized deposit system managed by Monte Titoli S.p.A. are generally subject to a 26% final substitute tax.

(7)   Dividends received by individual shareholders owning the shares within an asset portfolio for which they have opted for the s.c. “Risparmio Gestito” are not subject to any withholding or substitutive tax and contribute to determine the annual net accrued result of the portfolio, which is subject to an ad-hoc 26% substitutive tax.

(8)   Please note that dividends distributed after 31 December 2022 are subject to a 26% final withholding tax, (or substitutive tax), irrespective of the period in which they were accrued and the qualifying or non-qualified nature of the participation owned by the relevant shareholder.

a.              are included for 40% of their amount in the taxable income of the relevant shareholder if paid out of profits realized until the fiscal year ongoing on 31 December 2007;

b.              are included for 49.72% of their amount in the taxable income of the relevant shareholder if paid out of profits realized from the fiscal year following the one ongoing on 31 December 2007 until the fiscal year in course on 31 December 2016;

c.               are included for 58.14% of their amount in the taxable income of the relevant shareholder if paid out of profits realized in the fiscal year following the one ongoing on 31 December 2016; and

d.              are subject to a 26% final withholding tax if paid out of profits realized in the fiscal year following the one ongoing on 31 December 2017 (9)-(10).

Dividends received by individual shareholders who hold the shares in the context of their business activities are included in the taxable personal income (subject to progressive tax rates up to a 43% rate) to the extent of (i) 58.14%, for profits realized from the fiscal year following the one ongoing on 31 December 2016; (ii) 49.72%, for profits realized from the fiscal year following the one ongoing on 31 December 2007 up to the fiscal year in course on 31 December 2016; (iii) 40%, for profits realized until the fiscal year ongoing on 31 December 2007(11).

ii.                           Italian tax resident corporate shareholders

An amount equal to 5% of the dividends paid by DutchCo will be subject to Italian corporate income tax (IRES) at the ordinary 24% rate (with an effective tax rate equal to 1.2%) in the hands of any shareholder which is an Italian tax resident corporate entity (e.g. limited liability companies or joint stock companies)(12).

Dividends paid by DutchCo to IAS/IFRS adopter shareholders accounting DutchCo’s shares as trading securities, are entirely considered for the determination of the relevant IRES taxable base.

Dividends received by commercial partnerships, (i.e., “società in nome collettivo” and “società in accomandita semplice”), are considered for the determination of the relevant taxable base, (allocated to the relevant partners on a look-through basis) to the extent of: (i) 58.14%, for profits realized from the fiscal year following the one ongoing on 31 December 2016; (ii) 49.72%, for profits realized from the fiscal year following the one ongoing on 31 December 2007 up to the fiscal year in course on 31 December 2016; and (iii) 40%, for profits realized until the fiscal year ongoing on 31 December 2007(13).

Dividends are in principle not subject to Regional Income Tax (IRAP), unless the percipient is a bank or other financial entity.

iii.                       Non-Italian tax resident individual shareholders

Dividends paid to non-Italian tax resident individual shareholders are generally subject to a final withholding tax at a rate of 26%. If the recipient can give evidence (by providing adequate documentation issued by the tax authorities of its country of residence) that it has paid a final tax abroad on the same dividends, the recipient may be refunded up to 11/26 of the withholding tax applied in Italy. Such withholding tax may be reduced according to the Double Tax Treaty entered into between Italy and the country of residence of the foreign shareholder, if applicable.

iv.                         Non-Italian tax resident limited companies

As a general rule, dividends paid to non-Italian tax resident limited companies are subject to a 26% final withholding tax, which may be reduced to 1.2% provided that the recipient company is: (a) resident for tax purposes in another EU or EEA Member State that allows an adequate exchange of information with Italy and subject to corporate income tax in that other State; and (b) the beneficial owner of the dividends.

(9)         If DutchCo’s earnings reserves are accrued in different tax periods, dividends are considered to be firstly paid with earnings accrued earlier.

(10)       Dividends received by individual shareholders owning the shares within an asset portfolio for which they have opted for the s.c. “Risparmio Gestito” are not subject to any withholding or substitutive tax and contribute to determine the annual net accrued result of the portfolio, which is subject to an ad-hoc 26% substitutive tax.

(11)       If DutchCo’s earnings reserves are accrued in different tax periods, dividends are considered to be firstly paid with earnings accrued earlier.

(12)       For banks and financial intermediaries IRES applies at a 27.5% rate and, therefore, the effective tax rate on dividends is 1.375%.

(13)       If DutchCo’s earnings reserves are accrued in different tax periods, dividends are considered to be firstly paid with earnings accrued earlier.

Moreover, according to Italian domestic law provisions implementing the EU Parent-Subsidiary Directive, no withholding tax applies to the extent that the recipient company:

•             is resident for tax purposes in another EU Member State and subject, without being exempt, to corporate income tax in that State;

•             holds at least the 10% of corporate capital of DutchCo for an uninterrupted period of at least one year; and

•             is the beneficial owner of dividend payments.

In the other cases, the ordinary 26% withholding tax may be reduced according to the Double Tax Treaty entered into between Italy and the country of residence, if any.

Taxation of capital gains

i.                                         Italian tax resident individual shareholders

Capital gains realized by Italian tax resident individual shareholders upon disposal of the DutchCo shares will be subject to a substitute tax at a rate of 26%, regardless of whether their participation is qualified or not(14).

ii.                                     Italian tax resident corporate shareholders

If conditions set out in Article 87 of ITC are met, capital gains realized by Italian tax resident corporate shareholders will be subject to IRES only for the 5% of the relevant amount, with an effective tax rate equal to the 1.2% (the “participation exemption regime” or “PEX). If PEX requirements are met, any capital loss realized by Italian tax resident corporate shareholders will be not deductible for tax IRES purposes.

Capital gains realised by commercial partnerships, (i.e., “società in nome collettivo” and “società in accomandita semplice”), with reference to participations having the PEX requirements are considered for the determination of the relevant taxable base, (allocated to the relevant partners on a look-through basis), for 49.72% of the relevant amount. If PEX requirements are met, any capital loss realized by Italian tax resident commercial partnerships will be not deductible for 50.28% of the relevant amount.

If the PEX requirements are not met, capital gains (and losses) on DutchCo’s shares will be entirely considered for the determination of taxable base of commercial corporate shareholders.

In principle, such capital gains or losses are not relevant for IRAP purposes.

iii.                                 Non-Italian tax resident shareholders (individuals and corporate)

Capital gains realized by non-Italian tax resident shareholders holding a “non-qualified shareholding” in a listed company (such as DutchCo) are tax exempt in Italy.

If such shares are no longer listed in a regulated market at the time of the relevant disposal (even as a consequence of a delisting), any capital gains on a non-qualified shareholding will not be subject to taxation in Italy if realized by: (i) shareholders who are resident in a country allowing for an adequate exchange of information with Italy for tax purposes; (ii) entities or international bodies set up in compliance with international treaties entered into force in Italy; (iii) institutional investors, whether or not subject to tax, established in a country allowing for an adequate exchange of information with Italy for tax purposes; and (iv) central banks or organizations also managing official State reserves.

Capital gains realized by non-Italian tax resident shareholders holding a qualified shareholding in DutchCo will be subject to a final 26% substitute tax, unless a Double Tax Treaty prevents Italy from taxing the capital gain.

8.2 Spanish tax implications

8.2.1 Main tax implication of Mediaset España Segregation

To the extent that the Mediaset España Segregation is carried out for sound business reasons and that the special regime of tax neutrality applicable to mergers, divisions, partial divisions, transfer of assets and exchanges of shares is not expressly waived up:

i.                  the transfer of assets and liabilities to GA Mediaset will not give rise to any corporate income taxation (CIT) on capital gains and the difference between the market value of the assets and liabilities transferred by Mediaset España and their tax basis would be rolled-over to GA Mediaset.

(14)  Capital gains realized by individual shareholders who opt for the s.c. “Risparmio Gestito” contribute to determine the annual net accrued result of the portfolio, which is subject to an ad-hoc 26% substitutive tax.

ii.               the value of securities representing the capital of GA Mediaset received by Mediaset España will be the same tax value the branch of activity had immediately before its contribution to GA Mediaset;

iii.            no TIVUL (local tax on the urban lands’ increased value) will be triggered upon the transfer of real estate properties from the transferring company to GA Mediaset; and,

iv.           GA Mediaset takeover the losses and other tax credits of the transferring company which has not been exhausted for tax purposes; in the event of tax losses carryforward, with some possible limitations(15).

For the application of this tax neutrality regime, GA Mediaset must notify such transaction to the Spanish Tax Authorities within three months of the registration of the public deed in which the Mediaset España Segregation is formalized.

Please note that, whether or not the special regime is applied, the Mediaset España Segregation will not be subject to VAT or to Capital Duty and will be subject to but exempt from any Transfer Tax or Stamp Duty that could be levied on the transfer of real estate or any other assets.

8.2.2 Main tax implication of the Merger

Tax implications for Mediaset group

To the extent that the Merger is carried out for sound business reasons and that the special regime of tax neutrality applicable to mergers, divisions, partial divisions, transfer of assets and exchanges of shares is not expressly waived up:

i.                  no CIT taxation will be levied on capital gains arising from the transfer of GA Mediaset shares from Mediaset España to DutchCo, and the difference between the market value of those shares and their tax basis will be rolled-over to the acquiring company provided that GA Mediaset shares remain affected to a permanent establishment of DutchCo located in Spain; for this purpose, DutchCo should create a Spanish branch (the Spanish Branch) to which GA Mediaset shares are assigned;

ii.               although the Merger would imply the termination of any CIT group in Spain of which Mediaset España could be the parent company or the representative of the parent company, provided that all the entities belonging to the former group form part of the new one, the termination of the group will be neutral and the implications linked to the termination(16) will only be triggered when the new group is terminated.

For the application of tax neutrality regime, the Merger should be notified to the Spanish Tax Authorities within three months of the registration of the public deed in which the Merger is formalized.

Please note that, whether or not the special regime is applied, the Merger will not be subject to VAT or to Capital Duty and will be subject to but exempt from Transfer Tax or Stamp Duty.

Tax implications for minority shareholders

i.                  Shareholders resident in Spain or in a member state of the European Union will benefit from the roll over relief under the tax neutrality regime and should attribute to the securities received the same value for tax purposes the securities exchanged had immediately before the Merger.

ii.               Shareholders resident in a country with which Spain has entered into a double taxation agreement which contains an exchange of information clause are exempt from taxation since the Merger involves the transfer of securities listed on the Spanish Stock Exchanges.

iii.            Shareholders resident in other countries are subject to Spanish NRIT at a 19% rate on the capital gain deriving from the difference between the market value of securities representing the capital of DutchCo received in exchange for securities representing the capital of Mediaset España and their tax basis.

(15)  Specifically: (a) the amount of tax losses carryforward is reduced by the positive difference between the value of shareholders’ contributions corresponding to the stake held in the transferring company and its tax basis, and (b) GA Mediaset will not be able to offset any tax losses which had caused an impairment deductible for tax purposes in the hands of Mediaset España or in a different company of the group.

(16)  As a general rule, intragroup results obtained by companies taxed under the CIT consolidation regime are eliminated from the group CIT taxable base and deferred until the tax year in which assets acquired within the group are transferred to a third party, or until the entity triggering the capital gain is transferred out of the group. When a tax group is terminated (i) any previous eliminations from the group CIT taxable base should be positively adjusted to the taxable base of the parties to the previous intra-group transactions, and (ii) each company should takeover the losses and other tax credits of the group in proportion to their contribution to the generation of the tax credit. The same applies to entities leaving the CIT group.

8.2.3 Taxation of dividends and capital gains

Distribution of dividends by DutchCo

i.                  Corporate shareholders resident in Spain: dividends are exempt from CIT base provided that (i) the shareholder holds, directly or directly and indirectly, a minimum stake of at least 5% of the share capital or voting rights of the distributing entity (or with an acquisition value of at least EUR 20 million) which has been uninterruptedly held for a period of one year prior to the distribution, or completed afterwards; and (ii) the distributing company is subject to and not exempt from a tax of a similar nature to Spanish CIT at a nominal rate of at least 10% during the period in which the profits have been obtained.

If these requirements are not met, dividends are included in the CIT taxable base and taxed, generally, at a 25% tax rate.

Any Italian withholding tax levied by the distributing company upon the dividend distribution is creditable by the Spanish shareholder against its CIT liability up to the amount to be withheld in accordance with the Convention for the avoidance of double taxation entered into between Spain and Italy (15%) provided that it does not exceed the tax that would have been paid in Spain on the dividends distributed should they be Spanish-source dividends.

ii.               Individuals resident in Spain: dividends are included in the savings base of the PIT and be taxed under a scale of progressive tax rates: 19% for the first EUR 6,000 of taxable income; 21% for income between EUR 6,000 and 50,000; and 23% onwards.

Any Italian withholding tax levied by the distributing upon the dividend distribution is creditable by the shareholder against its PIT liability up to the amount withheld in accordance with the Convention for the avoidance of double taxation entered into between Spain and Italy (15%) provide it does not exceed the result of applying the average effective tax rate to foreign-source taxable income. For these purposes, the effective average tax rate is that. corresponding to the net savings taxable base.

Distribution of dividends by GA Mediaset

Dividends distributed by GA Mediaset to the Spanish Branch are exempt from taxation. Profits distributed by the Spanish Branch to DutchCo are will not be subject to Spanish Non-Resident Income Tax.

Transfer of the GA Mediaset shares

If GA Mediaset shares assigned to the Spanish Branch are moved outside the Spanish territory through the liquidation of the Spanish Branch, the gain resulting from the difference between the market value and the inherited tax basis of those shares is subject to Spanish Non-Resident Income Tax at a 25% tax rate.

If GA Mediaset shares assigned to the Spanish Branch are transferred, the gain realized may be subject to NRIT at a 25% tax rate (without entitlement to the Spanish participation exemption regime) on the difference between the fair value of the business at the time it was contributed to GA Mediaset and the tax basis of shares in GA Mediaset (i.e., the historical tax basis of the business for the contributing entity). The amount of the capital gain that exceeds that difference should be eligible for the Spanish participation exemption, pursuant to article 21 of the CIT.

Pursuant to article 88.3 of the Spanish CIT Law, in order to mitigate double taxation, GA Mediaset would be entitled to make a negative adjustment in its CIT taxable base equal to the amount of the capital gain that has been subject to taxation in the hands of the contributing company (i.e., the Spanish Branch in case of transfer of shares). In order to mitigate the double taxation that may occur under the tax neutrality regime, the Spanish Branch may benefit from the following exemptions:

i.                  CIT exemption applied to those dividends distributed against the income obtained by GA Mediaset from the transfer of assets received as a result of the contribution. This exemption will apply regardless of the stake held and the holding period.

ii.               CIT exemption applied to the capital gain arising from the transfer of GA Mediaset shares, provided that the income derived from the transfer of assets contributed has been taxed in GA Mediaset.

If double taxation has not been eliminated through these adjustments, GA Mediaset should be entitled to revert the adjustments made under the regime of the tax neutrality at the time of its dissolution or, prior to it, if it is able to prove that gains obtained by its former shareholder (i.e., Spanish Branch) in the transfer of the securities received in the contribution have been subject to taxation. In the latter case, the adjustment will not exceed the amount that was taxed in the hands of the shareholder.

8.3 Dutch tax implications

Tax residency of DutchCo

DutchCo is incorporated under the laws of the Netherlands and is therefore in principle a Dutch tax resident for Dutch tax purposes and subject to Dutch corporate income tax (Dutch CIT) and Dutch dividend withholding tax (Dutch DWT). However, because its place of effective management is located in Italy, DutchCo should be considered to be an exclusive resident of Italy on the basis of the tax treaty in place between Italy and the Netherlands (Tax Treaty)(17).

Dutch corporate income tax - General

Provided that DutchCo should not be considered a tax resident of the Netherlands pursuant to the Tax Treaty, DutchCo should not be subject to Dutch CIT save for any profits allocable to a permanent establishment or permanent representative in the Netherlands or any other specific sources of Dutch income. Based on the current facts and circumstances, DutchCo should not be subject to Dutch CIT.

Dutch tax consequences in relation to the Merger

The Merger should not result in any adverse Dutch tax consequences for DutchCo as DutchCo is not a tax resident of the Netherlands for Tax Treaty purposes and as the Merger does not involve any material Dutch assets or liabilities.

General remark on Dutch dividend withholding tax

DutchCo should in principle withhold Dutch DWT in respect of profit distributions in whatever kind or form on the basis that it is incorporated in the Netherlands. However, pursuant the Tax Treaty, profit distributions should effectively not be subject to Dutch DWT since DutchCo is resident in Italy for tax purposes, save from profit distributions made to Dutch (or deemed Dutch) tax resident shareholders. In the latter case, whereby DutchCo distributes profits to Dutch (or deemed Dutch) tax resident shareholders, DutchCo would generally be required to withhold Dutch DWT. A Dutch tax resident shareholder can generally credit Dutch DWT against its Dutch individual income tax (in case the Dutch shareholder is an individual) or Dutch CIT (in case the Dutch shareholder is an entity) liability, as applicable, and such shareholder is generally entitled to a refund in the form of a negative assessment of Dutch individual income tax or Dutch CIT, as applicable, to the extent that such Dutch DWT, together with any other creditable domestic and/or foreign taxes, exceeds such shareholder’s aggregate Dutch individual income tax or aggregate Dutch CIT liability.

Pursuant to domestic rules to avoid dividend stripping, Dutch DWT will only be credited against Dutch individual income tax or Dutch CIT, as applicable, exempted, reduced or refunded if the shareholder is the beneficial owner of the profit distribution.

9.              SHAREHOLDER STRUCTURE AND CONTROL OF MFE SUBSEQUENT TO THE TRANSACTION

The following table shows the current shareholdings of major shareholders of Mediaset as well as the related percentage of voting rights, on the basis of the publicly-available information, as of 7 June 2019.

Shareholder	% on the issued share capital	% voting rights
Fininvest S.p.A.	44.18%	45.89%
Simon Fiduciaria S.p.A.(*)	19.19%	19.94%
Vivendi S.A.	9.61%	9.98%
Mediaset (treasury shares)	3.73%	n.a.
Other Shareholders(**)	23.29%	24.19%

(*)Vivendi S.A. (announcement dated 12 April 2018, as required by Article 120 of the TUF), in compliance with the Italian Media Authority Decision No. 178/17/CONS, signed a consulting agreement with Simon Fiduciaria S.p.A. and its sole shareholder Ersel SIM S.p.A., relating to the exercise of voting rights over the shares held by the fiduciary company according to the instructions given by Ersel SIM, through its Chairman. Vivendi S.A. has kept its right to instruct the fiduciary company on the exercise of voting rights at the shareholders’ meeting of Mediaset S.p.A. on matters for which the shareholders who did not take part in the decision are authorised to exercise their right of withdrawal.

(**) Within “Other Shareholders”, directors of the group who hold shares of Mediaset are included.

The following table shows the current shareholdings of major shareholders of Mediaset España, as well as the related percentage of voting rights on the basis of the publicly-available information, as of 7 June 2019,

(17)       On 8 May 1990 the Kingdom of the Netherlands and the Republic of Italy concluded an agreement for the avoidance of double taxation and with respect to taxes on income and on capital and for the prevention of fiscal evasion. The tax treaty entered into force on 3 October 1993 with effective date of 1 January 1993. We note that the OECD Multilateral Instrument (MLI) may amend the terms of the Tax Treaty in the near future. However, based on the current facts and circumstances and provided that Italy has reserved the right for Article 4 (Dual resident entities) of the MLI not to apply to the Tax Treaty, the MLI should not impact the Italian tax residence of DutchCo for the purposes of the Tax Treaty.

and taking into consideration the effects of the buyback announced by Mediaset España on 24 January 2019 and executed until 5 June 2019.

Shareholder	% on the issued share capital	% voting rights
Mediaset	51.63%	53.98%
Mediaset España (treasury shares)	4.36%	n.a.
Other Shareholders(*)	44.01%	46.02%

(*) Within “Other Shareholders”, directors of the group who hold shares of Mediaset España are included.

The following table shows the expected shareholdings of major shareholders of MFE, as well as the related percentage of voting rights, following the Merger Effective Date. The calculation is based on the proposed Exchange Ratios and assumes the cancellation (i) of Mediaset and Mediaset España treasury shares and (ii) of any shares in either of the absorbed companies (i.e., Mediaset and Mediaset España) held by the other absorbed company, as well as the holding by MFE of No. 5,000,000 treasury shares. Nevertheless, it remains subject to the effects of the potential exercise of the withdrawal rights. The calculation has been made regardless the effect deriving from the allocation of the Special Voting Shares. For further information on the Special Voting Shares, please refer to Paragraph 5.

Shareholder	% on the issued share capital	% voting rights
Fininvest S.p.A.	35.31%	35.43%
Simon Fiduciaria S.p.A.(*)	15.34%	15.39%
Vivendi S.A.	7.68%	7.71%
MFE — MEDIAFOREUROPE N.V.	0.34%	n.a.
Other Shareholders	41.33%	41.47%

(*)Vivendi S.A. (announcement dated 12 April 2018, as required by Article 120 of the TUF), in compliance with the Italian Media Authority Decision No. 178/17/CONS, signed a consulting agreement with Simon Fiduciaria S.p.A. and its sole shareholder Ersel SIM S.p.A., relating to the exercise of voting rights over the shares held by the fiduciary company according to the instructions given by Ersel SIM, through its Chairman. Vivendi S.A. has kept its right to instruct the fiduciary company on the exercise of voting rights at the shareholders’ meeting of Mediaset S.p.A. on matters for which the shareholders who did not take part in the decision are authorised to exercise their right of withdrawal.

In particular, upon completion of the Merger, Fininvest S.p.A. — which, as of 7 June 2019 holds a participation in the issued capital of Mediaset equal to 44.18% and voting rights equal to 45.89% — will hold an amount of DutchCo Ordinary Shares equal to 35.31% and voting rights equal to 35.43% (subject to the effects of the exercise of the withdrawal right as well as to the cancellation of (i) Mediaset and Mediaset España treasury shares held at the Merger Effective Date and (ii) any shares in either of the absorbed companies — i.e., Mediaset and Mediaset España — held, at the Merger Effective Date, by the other absorbed company).

As a consequence of the Special Voting Structure, the voting power of a shareholder of MFE will depend on the extent to which the shareholders will take part to the Special Voting Structure in MFE. For further information as regards the Special Voting Shares issued by MFE and the relative impact on MFE’s ownership structure, please refer to Paragraph 5.

10.            EFFECTS OF THE TRANSACTION ON SHAREHOLDERS’ AGREEMENTS

On the basis of the information available to the public, as of the date of this Report, no shareholders agreements pursuant to Article 122 TUF have been executed in relation to Mediaset.

On the basis of the information available to the public, as of the date of this Report, no shareholders agreements have been executed in relation to Mediaset España.

11.            EVALUATION ON THE WITHDRAWAL RIGHTS — SHAREHOLDERS ENTITLED TO EXERCISE WITHDRAWAL RIGHTS

Withdrawal right of Mediaset shareholders

Mediaset shareholders who do not participate in the adoption of the resolution on the Merger will be entitled to exercise their withdrawal rights pursuant to Article 2437, paragraph 1, of the Italian civil code, and Article 5 of Legislative Decree 108, given that MFE, as resulting company from the Merger, will be organized and managed under the laws of a country other than Italy (i.e., the Netherlands) (the Withdrawing Shareholders).

In accordance with Article 2437-bis of the Italian civil code, Withdrawing Shareholders may exercise their withdrawal right, in relation to some or all of their shares, by sending a notice via registered mail to the official seat of Mediaset no later than 15 days following registration with the Companies’ Register of Milan of the minutes of the Mediaset Extraordinary Meeting approving the Merger. Notice of the registration will be published in a daily newspaper and on the Mediaset corporate website.

Shareholders exercising their withdrawal rights must submit a specific communication - to be issued by an authorized intermediary - stating the continuous ownership of the shares for which the shareholder has exercised his withdrawal right from prior to the Mediaset Extraordinary Meeting to the date of the notification. Further details for the exercise of the withdrawal right will be provided to Mediaset shareholders in accordance with the applicable laws and regulations.

Mediaset shares in relation to which the withdrawal right is exercised shall not be sold or disposed until they are either transferred or it has been verified that the conditions precedent will not be satisfied or waived, as applicable.

In accordance with Article 2437-ter, paragraph 3, of the Italian civil code, the redemption price payable to Withdrawing Shareholders will be equal to Euro 2.770 per each Mediaset share. The redemption price has been determined by referring to the arithmetic average of the daily closing prices of Mediaset shares during the six-month period prior to the date of publication of the notice for convening the Mediaset Extraordinary Meeting (envisaged for 4 September 2019).

Once the 15-day exercise period has expired and before the Merger becomes effective, the shares with respect to which withdrawal rights have been exercised will be offered by Mediaset to its existing shareholders and subsequently, if any such shares remain unsold, they may be offered to third parties; potential outstanding and unsold shares will be acquired by MFE at the redemption price. The above offer and sale procedure, as well as any payment of the redemption price to Withdrawing Shareholders, will be conditional upon completion of the Merger.

If the Merger is not consummated, the shares in relation to which the withdrawal rights have been exercised will continue to be held by the shareholders who exercised such rights; no payment will be made to such shareholders and Mediaset shares will continue to be listed on the Mercato Telematico Azionario.

Withdrawal right of Mediaset España shareholders

Mediaset España shareholders who vote against the Merger in the Mediaset España General Meeting will be entitled to exercise their withdrawal rights pursuant to Article 62 of the LME (the Mediaset España shareholders who make use of this right shall hereinafter be referred to as the ME Withdrawing Shareholders).

In accordance with Article 348 of the LSC, Mediaset España shareholders may exercise their withdrawal rights, in relation to some or all of their shares, within one month of the publication in the Official Gazette of the Commercial Register (Boletín Oficial del Registro Mercantil — the BORME) of the approval of the Merger by the Mediaset España General Meeting, by means of a written notice to the relevant depositaries with which the ME Withdrawing Shareholders have their shares deposited.

Given the exceptional character of the withdrawal rights, the Mediaset España shares of the ME Withdrawing Shareholders will be immobilized by the depositaries with which the relevant withdrawn shares are deposited, from the date of exercise of the withdrawal right until payment of the redemption price and settlement of the transaction (or until it has been verified that the conditions precedent to the Merger have not been satisfied and, should it be the case, not waived). The document by virtue of which the ME Withdrawing Shareholders exercise the right of withdrawal must contain an instruction to the relevant depositary to immobilize the withdrawn shares in order for the withdrawal right to be deemed validly exercised.

In accordance with Article 353.2 of the LSC, in connection with applicable securities market regulations, the redemption price payable to the ME Withdrawing Shareholders is Euro 6.5444 per Mediaset España share, which corresponds to the average trading price of Mediaset España shares during the three-month period prior to (and excluding) the date of the approval of the Common Cross-Border Merger Plan and the announcement of the Transaction, deducting the dividend in the gross amount of Euro 0.31557917 per Mediaset España share paid on 30 April 2019 from the average weighted price for the trading sessions comprised between 7 March and 25 April 2019 (both inclusive), where the Mediaset España shares were traded cum dividend.

The ME Withdrawing Shareholders shall receive the redemption price through the relevant depositaries before the Merger Effective Date.

If it has been verified that the conditions precedent to the Merger will not be satisfied or waived, as applicable, and provided the redemption price has not been paid to the ME Withdrawing Shareholders yet, the Mediaset España shares in relation to which the withdrawal rights have been exercised will continue to be held by the corresponding ME Withdrawing Shareholders, will cease to be immobilized and will continue to be listed on the Spanish Stock Exchanges. Consequently, in this case, no payment of redemption price will be made to ME Withdrawing Shareholders.

Once the withdrawn shares have been acquired by Mediaset España, these shares then held as treasury shares could be subsequently transferred to third parties (shareholders or not) pursuant to any purchases or prior commitments to purchase by such third parties, as deemed appropriate by the board of directors of Mediaset España if it is determined to be beneficial to the corporate interest of Mediaset España and the Transaction.

Withdrawal right of DutchCo shareholders

The Merger will not trigger any withdrawal rights for the sole shareholder of DutchCo.

12. IMPACT OF THE TRANSACTION ON THE SHAREHOLDERS, CREDITORS AND EMPLOYEES

Pursuant to Article 8 of the Legislative Decree 108, the impact of the Merger on the current shareholders, creditors and employees of Mediaset and Mediaset España is described below.

12.1 Impact of the Transaction on shareholders

Rights to which Mediaset and Mediaset España shareholders will be entitled as a consequence of the Merger

Current rights of Mediaset shareholders (who will become shareholders of MFE) will change following the Merger Effective Date as a consequence of the Dutch nationality of MFE and the proposed version of the articles of association of MFE. There are some differences between the current rights enjoyed by the Mediaset shareholders and the rights to which they will be entitled as holders of DutchCo Ordinary Shares and the protections guaranteed in accordance with Italian law to the current shareholders of Mediaset may not be available (or, in any case, may differ from) those available under Dutch law.

In this regard, the following most significant differences should be noted: (i) the shareholders’ meetings of MFE will be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands, (ii) shareholders of MFE will be subject to a higher threshold for the exercise of their right to convene the meeting (10%) and only after being authorized to do so by the court in preliminary relief proceedings, compared to the current rights applicable to the Mediaset shareholders (5%), (iii) pursuant to Dutch law, no discipline is contemplated which specifically regulates the solicitation of proxies, while pursuant to Italian law one or more shareholders of Mediaset (or Mediaset or any other authorised subject) or any other entitled person whatsoever can solicit proxies by shareholders, subject to express rules and regulations, (iv) shareholders of MFE will not have a right of withdrawal similar to that of the shareholders of Mediaset in the circumstances foreseen under Italian legislation, (v) Mediaset shareholders who requested to benefit from the multiple voting mechanism, as approved by the general meeting of shareholders of Mediaset on 18 April 2019, will lose their entitlement as a consequence of the Merger becoming effective, without prejudice to their right to request the assignment of Special Voting Shares, in accordance with the conditions provided under Paragraph 5, and (vi) the directors of DutchCo will no longer be appointed through the voting list system which is currently provided for in the articles of association of Mediaset.

In addition to the above, the proposed version of the articles of association of MFE provides for certain specific dispositions, and namely:

(i)                       the prohibition for shareholders — whether on their own or together with persons acting in concert — to hold, at any time, directly or indirectly, a participation in MFE representing a percentage of DutchCo Ordinary Shares and/or of voting rights which:

•                  is in excess of the percentage permitted by any provision of law (including laws safeguarding media pluralism and antitrust law) which is applicable to (a) MFE and/or (b) any of its group companies, and/or (c) shareholders of MFE and/or (d) Mediaset and/or Mediaset España, as legal predecessors of MFE; and/or

•                  is in violation of a decision, issued by any authority, which is applicable to (a) MFE, and/or (b) any of its group companies, and/or (c) shareholders of MFE, and/or (d) Mediaset and Mediaset España, as legal predecessors of MFE.

(the Qualified Shareholding Obligation);

(ii)                    the obligation, on part of any shareholder of MFE, to always act in compliance with any contractual arrangements relating to the DutchCo Ordinary Shares held by such shareholder which is effective between such shareholder and MFE (including, for the avoidance of doubt, any contractual arrangements inherited by MFE from Mediaset and/or Mediaset España — and originally relating to shares issued by the same —, as legal predecessors)

(the Contractual Obligation);

(iii)                 the possibility that the New Board of Directors of DutchCo (as defined below) resolve to suspend the voting rights (as well as the rights to participate at the general meetings of MFE) attached to DutchCo Ordinary Shares — or to Special Voting Shares, if received — held by shareholders acting in violation of the Qualified Shareholding Obligation and/or the Contractual Obligation.

With respect to the differences between the current rights enjoyed by the Mediaset España shareholders and the rights to which they will be entitled as holders of DutchCo Ordinary Shares, please refer to the “Comparative table of the rights to which shareholders of Mediaset, Mediaset España and MFE are entitled”, attached as Schedule 1 to the “Questions and Answers” relating to the Merger, which will be prepared by Mediaset in accordance with Article 127-ter, paragraph 2, of TUF and will be made available on the Mediaset corporate website (www.mediaset.it).

For further information on the rights and obligations of shareholders subsequent to the Merger, please refer to the proposed version of the articles of association of MFE attached to the Common Cross-Border Merger Plan as Schedule 2. Furthermore, additional information will be available on Mediaset corporate website (www.mediaset.it) through the “Questions and Answers” relating to the Merger, which will be prepared by Mediaset in accordance with Article 127-ter, paragraph 2, of TUF.

As to the new shareholder structure and control of DutchCo subsequent to the Merger, please refer to Paragraph 9, while as to the tax impacts on shareholders, please refer to Paragraph 8.

Corporate bodies of MFE

Before the completion of the Merger, the general meeting of shareholders of DutchCo shall appoint a new board of directors of DutchCo which will take office effective as from the Merger Effective Date (the New Board of Directors of DutchCo).

MFE will have a one-tier board, consisting of executive and non-executive directors. The directors shall hold office for a period not exceeding four years and could be re-appointed.

The New Board of Directors of DutchCo shall consist of a minimum of 7 to a maximum of 15 directors.

On the Merger Effective Date — or in the period immediately afterwards — it is expected that the New Board of Directors of DutchCo shall establish an audit committee and a compensation and nominating committee within its members. The New Board of Directors of DutchCo shall have the power to establish other committees, determining the related tasks and powers, it being understood that, in any event, the board of directors shall remain fully responsible for the decisions taken by these committees.

MFE shall adopt a policy regarding the remuneration of the members of the board of directors. With due observance of such remuneration policy, the board of directors is authorized to decide on the remuneration of directors in relation to the performance of their duties. MFE shall not grant personal loans or guarantees to its directors except in the normal course of business and after approval by the board of directors.

Auditors of MFE

MFE will adopt a system of governance which does not foresee a board of statutory auditors and therefore no board of statutory auditors will be appointed (without prejudice to the appointment of the audit committee within the New Board of Directors of DutchCo).

In accordance with the proposed version of the articles of association of MFE, an external auditor is appointed by the general meeting of shareholders of MFE in order to examine the annual financial statements prepared by the board of directors, report to the board of directors with respect to the annual financial statements and express an opinion. In this connection, the general meeting of shareholders of DutchCo, held on 17 April 2019, ratified the appointment of Deloitte for financial year 2018; Deloitte will become the auditor of the Group on the Merger Effective Date. The main terms and conditions of the engagement, including the term of office, shall be determined by the New Board of Directors of DutchCo.

For further information on the new corporate governance structure following the Merger, please refer to the proposed version of the articles of association of MFE, attached to the Common Cross-Border Merger Plan as Schedule 2. Furthermore, additional information will be made available on Mediaset corporate website (www.mediaset.it) prior to the Mediaset Extraordinary Meeting through the “Questions and Answers” relating to the Merger, prepared by Mediaset in accordance with Article 127-ter, paragraph 2, of TUF.

Dutch corporate governance code

The Dutch corporate governance code contains best practice principles for listed companies. The principles may be regarded as reflecting the general views on good corporate governance and create a set of standards governing the conduct of the respective corporate bodies of a listed company.

The application of the Dutch corporate governance code is based on the so-called “comply-or-explain” principle. Accordingly, listed companies are required to disclose, in their annual board report, whether or not they are complying with the various best practice principles of the Dutch corporate governance code. If a company deviates from a best practice principle in the Dutch corporate governance code, the reason for such deviation must be properly explained in the annual board report.

The Board of Directors of Mediaset acknowledges the importance of good corporate governance. The Board of Directors of Mediaset agrees with the general approach and with the majority of the provisions of the Dutch corporate governance code. However, considering DutchCo’s interests and the interest of its shareholders, it is expected that the Senior Non-Executive Director — unlike what is provided for under the Dutch corporate governance code — will not be an independent director.

Main provisions on mandatory tender offers under Dutch law and the proposed version of the articles of association of MFE

The Dutch Act on Financial Supervision contains provisions under which, in summary, a shareholder who has predominant control over a listed public company, is obliged to launch a public takeover bid for all the other shares. The purpose is to ensure that all shareholders benefit from the control premium. According to the Act on Financial Supervision predominant control means that a shareholder can exercise 30% or more of the voting rights in a general meeting of shareholders. The articles of association may also provide for other (and additional) thresholds, which can, however, not replace the statutory threshold.

In order to better safeguard the position of minority shareholders, article 43 of the new articles of association of MFE will include mandatory bid provisions providing that acquisition of predominant control includes the acquisition of the right to exercise either directly or indirectly 25% or 30% of the voting rights in MFE as from the announcement date of the Merger (i.e. 7 June 2019) (calculated on the basis of the Exchange Ratios and the shareholdings held on such date). Following such acquisition of predominant control an obligation to launch a public takeover bid is triggered. These provisions do not replace the statutory mandatory offer provisions of the Act on Financial Supervision, that as described above, will be triggered at a threshold of 30% of the voting rights, but which will only be applicable after completion of the Merger and listing of the ordinary shares of MFE.

The provisions of the Act on Financial Supervision (Wet op het financieel toezicht) and the Dutch Public Takeover Bid Decree (Besluit openbare biedingen Wft) will also apply to the public takeover bid that is made following the mandatory offer provisions in the articles of association.

Exempted from the obligation to launch a public takeover bid is — in line with the statutory mandatory offer rules of the Act on Financial Supervision — such shareholder who decreases its interest below the applicable threshold within 30 calendar days, as well as a party that made a public takeover bid and as a result can exercise more than fifty percent of the voting rights in the general meeting of shareholders of the company.

In addition, a person who, either on its own or together with persons acting in concert, already holds predominant control of at least 30% at 7 June 2019 (calculated on the basis of the Exchange Ratios and the shareholdings held on such date) will be exempted from making a public takeover bid. Also a person who, either on its own or together with persons acting in concert, already holds predominant control of at least 25% but below 30% at 7 June 2019 (calculated on the basis of the Exchange Ratios and the shareholdings held on such date) will be exempted from making a public takeover bid, save that such person will be obliged to make a public takeover bid if he crosses the 30% threshold after 7 June 2019. On the other hand, any person who does not hold predominant control of at least 25% at 7 June 2019 (calculated on the basis of the Exchange Ratios and the shareholdings held on such date) and crosses the 25% threshold after 7 June 2019 will be obliged to make a public takeover bid.

Furthermore, Article 43 of the new articles of association stipulates that anyone holding ordinary shares in violation of the Qualified Shareholding Obligation, and/or the Contract Obligation and at the same time exceeds a predominant control threshold, must take action to lose such predominant control within 5 days upon written request from MFE. Failing to do so will authorise the board of directors to dispose of the excess shares in order to have the relevant person to lose predominant control.

Any shareholder who is obliged to make a mandatory offer must notify the company immediately.

12.2 Impact of the Transaction on creditors

Mediaset creditors

Mediaset creditors, whose claims precede the registration of the Common Cross-Border Merger Plan with the Companies’ Register of Milan, will be entitled to oppose the Merger pursuant to Article 2503 of the Italian civil code within 60 days from the date on which the resolution of the Mediaset Extraordinary Meeting has been registered with the Companies’ Register of Milan, unless Mediaset has deposited the necessary amounts to satisfy its opposing creditors with a bank. Should an opposition to the Merger be made, the competent Court — provided that the risk of prejudice to creditors is deemed ungrounded or adequate guarantees have been given by the company in order to satisfy its creditors — may nonetheless authorize the Merger despite the opposition, pursuant to Article 2503 of the Italian civil code in conjunction with Article 2445 of the Italian civil code.

Mediaset España creditors

Mediaset España creditors whose non-secured credits arose before publication of the Common Cross- Border Merger Plan on the Mediaset España corporate website and were not due and payable before such date will be entitled to oppose the Merger in the terms provided for under Article 44 of the LME.

DutchCo creditors

DutchCo creditors will have the right to oppose the Merger by filing a formal objection to the Common Cross-Border Merger Plan with the local Court of Amsterdam, the Netherlands, pursuant to Section 2:316 of the Dutch Civil Code, within a period of one month starting from the day following the day of publication, on a Dutch national newspaper, of a notice regarding the filing of the Common Cross-Border Merger Plan. DutchCo may need to provide security to opposing creditors if DutchCo’s financial condition after the Merger will provide less security for payments of amounts owed to the relevant opposing creditor. Should creditor’s opposition be filed in time, the Merger Deed may not be executed unless the Court ruling to release the opposition has immediate effect or the opposition is withdrawn.

12.3 Impact of the Transaction on employees

Article 19 of Legislative Decree 108 and Title IV of Spanish Law 31/2006 of 18 October on the involvement of workers in European joint-stock companies and cooperatives do not apply to the Merger, since DutchCo, as the surviving company in the Merger, is a Dutch company (and not an Italian or a Spanish company) and neither Mediaset nor Mediaset España nor DutchCo apply an employee participation system within the meaning of the Directive.

Mediaset — impacts of the Mediaset Reorganization and incentive plans

By virtue the Mediaset Reorganization, NewCo Italia will substantially assume the same business organization as Mediaset’s in terms of human resources, policies and procedures that have been in force as regards personnel management. Therefore, the Merger is not expected to have any material impact on the employees of Mediaset (whereby such employees are currently envisaged to be employees of NewCo Italia upon completion of the Mediaset Reorganization). Currently DutchCo does not have any employees.

The communication procedure to trade unions, as provided for under Article 2112 of the Italian civil code and Article 47 of Italian Law No. 428 of December 29, 1990, as subsequently amended, will be carried out by Mediaset and NewCo Italia with respect to the Mediaset Reorganization.

Since, upon completion of the Mediaset Reorganization, Mediaset is not currently envisaged to have any employees, the mentioned communication procedure to trade unions will not have to be repeated by Mediaset and DutchCo with respect to the Merger.

In accordance with the provisions of Article 8 of Legislative Decree 108, the present Report will be made available to Mediaset employees at least 30 days prior to the Mediaset Extraordinary Meeting.

Mediaset has adopted (i) the 2015-2017 medium-long term incentive plan (the 2015-2017 Plan) and (ii) the 2018-2020 medium-long term incentive plan (the 2018-2020 Plan), each of which is divided into three-year cycles, for the benefit of the executives (both of Mediaset and of its subsidiaries) who are in charge of functions that are significant for achieving the Group’s strategic results.

By way of implementation of the second three-year cycle (2016-2017-2018) of the 2015-2017 Plan, the beneficiaries of such plan will receive, during the course of 2019 and before the Merger Effective Date, Mediaset shares pursuant to the terms and conditions set forth under the plan and in the regulation thereof. Such shares will be exchanged for DutchCo Ordinary Shares pursuant to the Exchange Ratio I.

Taking into consideration the effect of the Merger on the implementation of the 2015-2017 Plan and the 2018-2020 Plan, the Board of Directors of Mediaset, upon release of a favourable opinion by the Remuneration Committee, pursuant to the relevant regulations, resolved to suspend the implementation of the third three-year cycle of the 2015-2017 Plan and the 2018-2020 Plan.

It is envisaged that the New Board of Directors of DutchCo, upon release of an opinion by its compensation and nominating committee, pursuant to the relevant regulations, (i) with respect to the 2015- 2017 Plan (and to third three-year cycle of the same), will make appropriate adjustments in order to maintain substantially unchanged the respective economic content (to the extent possible), according to the rules commonly accepted in the financial markets, and (ii) with respect to the 2018-2020 Plan, will resolve, acting in the best interest of the group, whether to make appropriate adjustments in order to maintain substantially unchanged the respective economic content (to the extent possible) or to cancel the plan, thus determining the procedure for early settlement. It is envisaged that the New Board of Directors of DutchCo will adopt the relevant resolutions within the end of the semester following the Merger Effective Date.

The incentive plans adopted by Mediaset will not be transferred to NewCo Italia in the context of the Mediaset Reorganization and therefore will remain in Mediaset and will be transferred to MFE following the Merger.

Mediaset España — impacts of the Mediaset España Segregation and incentive plans

The merger of Mediaset España with and into DutchCo is not expected to have any material impact on the employees of Mediaset España because due to the Mediaset España Segregation all employees will be transferred by operation of law to GA Mediaset.

The Merger, together with the Mediaset España Segregation, will be notified by Mediaset España to the relevant labor authorities and the General Treasury of the Social Security (Tesorería General de la Seguridad Social).

The information referred to in Article 39 of the LME and Article 44.6 of the Spanish Law of the Workers’ Statute as regards the Merger (and the Mediaset España Segregation) will be made available to Mediaset España’s workers’ representatives before the call of the Mediaset España General Meeting is published.

Mediaset España has adopted (i) the 2017-2019 long term incentive plan, (ii) the 2018-2020 long term incentive plan, and (iii) the 2019-2021 long term incentive plan (collectively, the ME Plans), for the benefit of the executives (both of Mediaset España and its subsidiaries) who are in charge of functions that are significant for achieving the group’s strategic results.

The Board of Directors of Mediaset España, upon release of a favourable opinion by the appointment and remuneration committee, has resolved to suspend the implementation of the ME Plans. This resolution, which is expressly contemplated in the regulations applicable to the ME Plans, has been adopted in light of the effects that the Merger could have on the ME Plans.

It is envisaged that the New Board of Directors of DutchCo, upon release of an opinion by its compensation and nominating committee, will resolve that (i) the 2017-2019 long term incentive plan will be amended in order to maintain substantially unchanged the respective economic content (to the extent possible), according to the rules commonly accepted in the financial markets; (ii) as regards the 2018-2020 and 2019-2021 long term incentive plans, acting in the best interest of the group, whether to make appropriate adjustments in order to maintain substantially unchanged the respective economic content (to the extent possible) and/or to implement an early settlement of any of the plans.

It is envisaged that the board of directors of MFE will adopt the relevant resolutions within the end of the semester following the Merger Effective Date.

MFE

MFE may approve new stock incentive plans for directors and/or employees of MFE. Newly issued DutchCo Ordinary Shares and/or treasury shares of MFE may be used to serve these plans.

13. ADDITIONAL TRANSACTION FEATURES

Upon the completion of the Merger, MFE plans to make a distribution of a dividend, pursuant to Dutch law, for a total gross amount of Euro 100 million to all shareholders of MFE.

In addition, after the completion of the Merger, MFE plans to launch a buy-back program for a maximum aggregate amount of Euro 280 million (less the aggregate amount necessary to purchase the withdrawn shares, if any). MFE will buy back shares up to a maximum price per share of Euro 3.4.

In the context of the Transaction, Mediaset España announces the discontinuation on 5 June 2019 of the share buy-back program disclosed by it on 24 January 2019.

In line with the current dividend policy, the following factors will be taken into consideration in connection with MFE’s future dividend policy: group profits, free cash flow generation, any financial or other economic commitments and potential strategic investments. Unless contingent circumstances (including the above) suggest adopting a different policy, the remuneration of the shareholders, through ordinary dividends or other technical forms, will not be lower than 50% of the net consolidated profits in any year.

14. PROPOSED RESOLUTION

The proposed resolution to be submitted to your approval is attached to the present Report.

Milan, 7 June 2019

On behalf of the Board of
Directors

the Chairman
Fedele Confalonieri

** * **

Proposal of resolution

“The shareholders’ meeting

resolves

1.              to approve the common cross-border merger plan (together with the annexes thereto, including the proposed version of the articles of association of Mediaset Investment N.V.) relating to the merger by absorption of “Mediaset S.p.A.” and “Mediaset España Comunicación, S.A.” with and into “Mediaset Investment N.V.” (which will — upon effectiveness of the merger — be renamed “MFE - MEDIAFOREUROPE N.V.”), a Dutch wholly-owned direct subsidiary of “Mediaset S.p.A.”, having its official seat in Amsterdam (the Netherlands) and its principal offices at viale Europa 46, 20093 Cologno Monzese (Milan — Italy), registered in the Dutch commercial register under number 70347379, which, as a result of the merger, will issue maximum No. 1,500,000,000 ordinary shares, with a nominal value of Euro 0.01 (one Euro cent) per share; each of such ordinary shares will carry entitlement to participation in the profits potentially distributed as from the first day of the financial year in which the merger will have become effective, and will be allotted in dematerialized form and delivered, through the applicable centralized clearing system, in application of the respective share exchange ratios and the procedures for the assignment of the shares, as set out in the common cross-border merger plan, to:

(i)                 shareholders of “Mediaset S.p.A.”, other than the company itself, without any additional payment in cash, without prejudice to the exercise of the withdrawal right pursuant to Article 2437, paragraph 1, of the Italian Civil Code and to Article 5 of the Italian Legislative Decree no. 108/2008; and

(ii)             shareholders of “Mediaset España Comunicación, S.A.”, other than the company itself and “Mediaset S.p.A.”, without any additional payment in cash, without prejudice to the exercise of the withdrawal right pursuant to Article 62 of Spanish Law 3 April 2009, No. 3 (as subsequently amended) and to Articles 348 ss. of the Royal Legislative Decree 2 July 2010, No. 1;

2.                   to acknowledge that the surviving company will be entitled to issue, in addition to the ordinary shares and in accordance with its new articles of association and the “Terms and Conditions for Special Voting Shares”, attached to the common cross-border merger plan as Schedule 2 and Schedule 5, respectively, special voting shares A, with nominal value of Euro 0.02 (two Euro cents) each, to which multiple voting rights will be attached in addition to the one granted by each ordinary share, to be assigned to eligible shareholders of the surviving company, other than the company itself, who have requested to receive them; special voting shares A, which will not be part of the share exchange ratios and will not be tradable on the market, will be convertible into Special Voting Shares B, with nominal value of Euro 0.04 (four Euro cents) each, to which a greater amount of voting rights than those granted by each special voting share A will be attached; special voting shares B will be convertible into Special Voting Shares C, with nominal value of Euro 0.09 (nine Euro cents) each, to which a greater amount of voting rights than those granted by each special voting share B will be attached;

3.                   to establish that the completion of the merger and the subsequent payment of the withdrawal rights referred to under No. 1) above will be conditional upon the satisfaction of the conditions precedent set out in Paragraph 17.1 of the common merger plan, without prejudice to the fact that Mediaset and Mediaset España may jointly waive the conditions set out in Paragraph 17.1, sub (iv) and (v);

4.                   not to open negotiations with regard to arrangements of co-determination of employees, in accordance with Section 2:333k paragraph 12 of the Dutch Civil Code, and therefore no special negotiation body will be set up and the reference provisions of Section 1:31 subsections 2 and 3 of the Employee Involvement (European Companies) Act will apply;

5.                   to grant the board of directors with any and all authority and power necessary or even only appropriate in order to waive the satisfaction of the conditions precedent to the effectiveness of the merger, as set out in Paragraph 17.1, sub (iv) and (v) of the common cross-border merger plan;

6.                   to grant to the board of directors, and on its behalf to its Chairman and its Chief Executive Officer pro tempore in office, as well as to the director Marco Giordani, severally and not jointly — each of them being entitled to appoint special attorneys to this end — with all other necessary powers in order to execute the merger, in accordance with the applicable laws and the contents of the mentioned common merger plan, and with the power and authority — in particular — to verify and ascertain the satisfaction or the waiver (to the extent provided) of each condition precedent referred to in the common merger plan, to issue and sign deeds and statements with respect to such circumstance, to establish the effects of the transaction, to execute and sign deeds and documents in general and to carry out anything necessary, or even only appropriate, in order to properly complete the transaction”.

Schedule A

Copy of the Fairness Opinion issued by Citi on 7 June 2019.

7 June 2019

The Board of Directors

Mediaset S.p.A.

via Paleocapa, 3

20121 Milan

Mediaset Investment N.V.

Viale Europa 46

20093 Cologno Monzese (Milan)

To the attention of the Board of Directors of Mediaset S.p.A. and of the Board of Directors of Mediaset Investment N.V.:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares of Mediaset S.p.A. (“Mediaset”) of the Merger Exchange Ratio (as defined below) set forth in the Plan of Merger (as defined below) proposed to be entered into among Mediaset, Mediaset Investment N.V. (“DutchCo”) and Mediaset España Comunicacion S.A. (“Mediaset España”).

As more fully described in the tripartite common cross-border plan of merger (the “Plan of Merger”), each of Mediaset and Mediaset Espana will be simultaneously merged by way of incorporation into DutchCo in a single transaction (the “Merger”) and:

(i)                  as to the merger of Mediaset, each outstanding ordinary share of Mediaset will be converted into the right to receive one ordinary share of DutchCo (“DutchCo Ordinary Share”) (the “Mediaset Italy Exchange Ratio”); and

(ii)               as to the merger of Mediaset España, each outstanding ordinary share of Mediaset Espana will he converted into the right to receive 2.33 DutchCo Ordinary Shares (as predicated on the Mediaset Italy Exchange Ratio, the “Merger Exchange Ratio”).

Mediaset is the controlling entity of DutchCo and Mediaset España and, in particular, Mediaset holds: (a) the entire share capital of DutchCo, a company incorporated under the laws of the Netherlands; and (b) approximately 51.63% of the share capital of Mediaset España, a company incorporated under the laws of Spain. In accordance with applicable laws and regulations: (i) any shares held by Mediaset in Mediaset España (or any shares held by Mediaset España in Mediaset, if any) and any treasury shares held by Mediaset and Mediaset España, in each case as at the effective date of the Merger will not be exchanged in the Merger and will be cancelled; and (ii) any shares held by Mediaset in DutchCo as at the effective date of the Merger, in part will be cancelled, and in part will be split into DutchCo Ordinary Shares and held as treasury shares. We have assumed, with your consent, that DutchCo will hold 5,000,000 DutchCo Ordinary Shares as treasury shares.

In this transaction structure, as presented to us by management of Mediaset: (i) DutchCo will operate merely as a vehicle of Mediaset for the purpose of causing the resulting company of the Merger to be incorporated in the Netherlands and, since DutchCo is a wholly owned non-operating subsidiary of Mediaset with substantially no assets or liabilities, the shareholders of Mediaset will receive DutchCo Ordinary Shares at an exchange ratio of one DutchCo ordinary share per each Mediaset ordinary share, representing a merely arithmetical exchange ratio whose

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Registered office Citigroup Centre, Canada Square, London E14 5LB
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determination did not involve the relative valuation of Mediaset and DutchCo; and (ii) the Mediaset España shareholders will receive DutchCo ordinary shares at the Merger Exchange Ratio, which reflects the relative valuation of Mediaset (including its wholly owned subsidiary DutchCo) and Mediaset España and assumes that the holders of Mediaset ordinary shares will receive one DutchCo Ordinary Share per each Mediaset ordinary share held. Therefore, from the perspective of the holders of Mediaset ordinary shares, the Merger Exchange Ratio effectively represents the ratio at which, in the Merger, the Mediaset España ordinary shares will indirectly be exchanged for Mediaset ordinary shares, and Mediaset and DutchCo have been regarded as one and the same party to the Merger for the purposes of the valuation. As such, our opinion relates only to the relative values of Mediaset (including DutchCo) and Mediaset España and to the fairness, from a financial point of view, to the holders of ordinary shares of Mediaset of the Merger Exchange Ratio.

As detailed in the Plan of Merger, the Merger is conditional upon a number of condition precedents, including, inter alia: (i) the admission to listing and trading on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. (the ‘‘Italian Stock Exchange”) of the DutchCo Ordinary Shares; (ii) that shareholders of Mediaset and Mediaset España exercising their withdrawal right in relation to the Merger and creditors of Mediaset and Mediaset España exercising their right of opposition to the Merger. in accordance with applicable law, in an amount not exceeding a certain amount set forth in the Plan of Merger; and (iii) certain regulatory conditions. In addition, it is expected that DutchCo will request admission to listing of the DutchCo Ordinary Shares also on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia.

In arriving at our opinion, we reviewed a draft dated June 5th, 2019 of the Plan of Merger and held discussions with certain senior officers, directors and other representatives and advisors of Mediaset, DutchCo and Mediaset España concerning the businesses, operations and prospects of Mediaset (including DutchCo) and Mediaset España. We examined certain publicly available business and financial information relating to Mediaset (including DutchCo) and Mediaset España as well forecasts, certain equity research reports, and other information and data relating to Mediaset (including DutchCo) and Mediaset España which were provided to or discussed with us by the respective managements of Mediaset, DutchCo and Mediaset España. We reviewed the financial terms of the Merger as set forth in the draft Plan of Merger in relation to, among other things: the current and historical market prices and trading volumes of Mediaset and Mediaset España shares; the historical and projected earnings and other operating data of Mediaset and Mediaset España, including as published by equity research analysts; target trading prices and forecasts for each of Mediaset and Mediaset España published by equity research analysts; and the capitalization and financial condition of Mediaset, DutchCo and Mediaset España. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Mediaset (including DutchCo) and Mediaset España. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Mediaset, DutchCo and Mediaset España that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to forecasts, equity research reports, and other information and data relating to Mediaset (including DutchCo)

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and Mediaset España provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Mediaset and Mediaset España that such third-party estimates and other information and data were in line with the best currently available estimates and judgments of the managements of Mediaset and Mediaset España as to the future financial performance of Mediaset (including DutchCo) and Mediaset España. We do not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms contained in the draft Plan of Merger, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Mediaset España, DutchCo or Mediaset. Representatives of Mediaset have advised us, and, for purposes of this opinion, we further have assumed, that the final terms of the Plan of Merger will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-neutral reorganization. We have assumed, with your consent, that there are no material undisclosed liabilities of Mediaset, DutchCo or Mediaset España for which appropriate reserves or other provisions have not been made.

Our opinion, as set forth herein, relates to the relative values of Mediaset and Mediaset España. As indicated above, this is because in the context of the tripartite Merger DutchCo is a wholly owned subsidiary of Mediaset, acting as a vehicle to cause the resulting company of the Merger to be incorporated in the Netherlands and whose valuation is not relevant in the determination of the Mediaset Italy Exchange Ratio and, as such, the Merger Exchange Ratio is the only exchange ratio relevant for the holders of Mediaset ordinary shares.

We are not expressing any opinion as to what the value of the DutchCo Ordinary Shares actually will be when issued pursuant to the Merger or the price at which the DutchCo Ordinary Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Mediaset, DutchCo or Mediaset España nor have we made any physical inspection of the properties or assets of Mediaset, DutchCo or Mediaset España. Our opinion addresses only the fairness, as of the date hereof from a financial point of view, to the holders of Mediaset ordinary shares of the Merger Exchange Ratio and does not address any other aspect or effect of the Merger, including without limitation, any legal, tax, governance, regulatory or accounting matters, the form or structure of the Merger (including the envisaged special voting shares structure), or any other agreement, arrangement or understanding entered into in connection with, or contemplated by, the Merger, or otherwise. Our opinion reflects the relative valuation of Mediaset (including its wholly owned subsidiary DutchCo) and Mediaset España and does not address any matter related to the potential exercise of withdrawal rights in the context of the Merger. The relative value of Mediaset and Mediaset España have been determined on a standalone basis and, with your consent, we have not calculated or considered any potential operational benefits anticipated by the management of Mediaset to result from the Merger or their allocation among the merging companies.

We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Mediaset, nor were we requested to consider, and our opinion does not address, the underlying business decision of Mediaset to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Mediaset or

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the effect of any other transaction in which Mediaset might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

A brief summary of certain analyses and valuation methodologies performed for the purposes of this opinion is attached hereto as Appendix A. This summary should not be considered to be, nor does it represent, a comprehensive description of all analyses performed.

Citigroup Global Markets Limited has acted as financial advisor to Mediaset in connection with the proposed Merger, and also to DutchCo in connection with the delivery of this opinion, and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided certain escrow agent services to an affiliate of Mediaset unrelated to the proposed Merger, for which services we and such affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Mediaset and Mediaset España (or their successors) or their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with, or provide services to, Mediaset and Mediaset España (or their successors) and their respective affiliates and also, for the sake of completeness, also to certain of its largest shareholders.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Mediaset (in its capacity as such) and of the Board of Directors of DutchCo (in its capacity as such) in their evaluation of the proposed Merger and may not be used by any person other than the Board of Directors of Mediaset or the Board of Directors of DutchCo or for any other purpose. Our opinion is not intended to address or operate for the benefit of any person other than the Board of Directors of Mediaset or the Board of Directors of DutchCo, nor shall any person, other than the Board of Directors of’ Mediaset or the Board of Directors of DutchCo, have any rights hereunder. Our opinion is not intended to be and does not constitute a recommendation to any shareholders as to how such shareholders should vote or act on any matters relating to the proposed Merger. Except as expressly required by applicable laws and regulations or by competent authorities, our opinion may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Limited be made, without our prior written consent. This opinion and its content is subject to the contractual arrangements by and between Mediaset, DutchCo and Citigroup Global Markets Limited.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Exchange Ratio is fair, from a financial point of view, to the holders of Mediaset ordinary shares.

Very truly yours,

CITIGROUP GLOBAL MARKETS LIMITED

[ILLEGIBLE]

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Appendix A

We set out in this appendix a brief summary of certain analyses and valuation methodologies performed for the purpose of arriving at the opinion to which this appendix is attached (the “Opinion”). Capitalized terms used but not defined in this appendix have the meanings ascribed thereto in the Opinion. This summary is qualified in its entirety by reference to the full text of the Opinion. This summary should not be considered to be, nor does it represent, a comprehensive description of all analyses performed and factors considered in connection with the Opinion.

In preparing the Opinion, we performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a fairness opinion is not readily susceptible to summary description. We arrived at the Opinion based on the results of all analyses undertaken by us and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of the Opinion. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying our analyses and the Opinion.

In the preparation of the Opinion, for the purpose of the valuation of Mediaset and Mediaset España, we, among other activities, (i) performed a discounted cash flow analysis, (ii) analyzed the target trading prices for the Mediaset and Mediaset España ordinary shares published by a selection of equity research analysts, and (iii) analyzed the historical trading prices for the Mediaset and Mediaset España ordinary shares.

We also reviewed selected precedent transactions in the media sector and a selected companies analysis (which is an analysis designed to estimate an implied value of a company through an analysis of the public valuation and trading multiples of similar publicly traded companies); however, for the purpose of the Opinion we have not deemed these relevant valuation methodologies. More specifically, (i) we have disregarded the selected companies analysis on the grounds that both Mediaset and Mediaset España are listed on a EU regulated market (and, in particular, the utilization of the trading multiples of comparable companies, although a commonly used valuation methodology, has the limit of being based on sector average ranges rather than on the peculiarities of Mediaset and Mediaset España, which are known to the market and theoretically reflected in their own trading multiples and share prices); and (ii) precedent transactions (and historical Spanish takeover premia) have been considered but deemed to be not relevant on the grounds that: (a) Mediaset is already the controlling shareholder of Mediaset España, hence no control premium would apply for a change of ownership; (b) Mediaset España shareholders would receive Mediaset shares in the Merger, hence they would participate in the value potentially created by the Merger via the shares they would get as consideration; (c) being a relative valuation exercise, precedent transaction multiples provide a reference point for Mediaset España but no applicable reference metric would be available for Mediaset.

Our financial analyses have focused on relative rather than absolute economic values estimates, with the purpose to derive ranges for the Merger Exchange Ratio. In particular, our Opinion relates to the relative values of Mediaset and Mediaset España. As indicated in the Opinion, this is because in the context of the tripartite Merger DutchCo is a wholly owned subsidiary of Mediaset, acting as a vehicle to cause the resulting company of the Merger to be incorporated in the Netherlands and whose valuation is not relevant in the determination of the Mediaset Italy Exchange Ratio and, as such, the Merger Exchange Ratio is the only exchange ratio relevant for the holders of Mediaset ordinary shares.

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For the purpose of the Opinion, we considered sector trends, commercial, financial, economic and market conditions and other matters existing as of the date of the Opinion, many of which are not under Mediaset’s or Mediaset España’s control. No company, activity or transaction used herein for comparability purposes is identical to Mediaset, Mediaset España or the Merger. An evaluation of these analyses is not entirely mathematical; rather, our analyses required complex considerations and judgments around financial and operating features, as well as other factors, which may have an impact on the valuation, the stock market value or other valuations of the companies analyzed by us.

The estimates contained in our analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by our analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, our analyses are inherently subject to substantial uncertainty.

Except as otherwise noted and to the extent based on market information, the following quantitative information is based on market information as it existed on or before 5 June, 2019.

Historical  Share Price

We reviewed the current and historical trading prices for the ordinary shares of Mediaset and Mediaset España during the period of one month, three months, six months prior to 5 June, 2019.

The volume weighted average price (“VWAP”) for Mediaset ordinary shares at one month, three months, six months prior to 5 June 2019 were €2.74, €2.79 and €2.73, respectively.

The volume weighted average prices for Mediaset España ordinary shares have been adjusted to take into account the payment of the Euro 0.3156 dividend per share paid on 30 April 2019 (ex-dividend date as at 26 April 2019). The VWAP for Mediaset España ordinary shares at one month, three months, six months prior to 5 June 2019, as adjusted, were €6.66, €6.54 and €6.21, respectively.

The results of this analysis, based on the comparison of the VWAP +/- 10% for Mediaset and Mediaset España ordinary shares at one month, three months, six months prior to 5 June 2019, yielded a range of Merger Exchange Ratio between 2.19 and 2.68 (one month period); between 2.11 and 2.57 (three months period) and between 2.05 and 2.50 (six months period).

Equity Research Analysts Target Prices

We performed an equity research target prices analysis, which is an analysis designed to estimate the share price of a company through the target prices of selected equity research analysts.

For each of Mediaset and Mediaset España (i) only research reports published by research analysts after the publication of 2018 results and prior to 17 May 2019 were considered; (ii) equity research reports representing the outliers in terms of EBIT 2020 projections were not taken into consideration.

We reviewed, to the extent publicly available, the target prices of the following 14 selected equity research analysts for the Mediaset ordinary shares, which are set forth in the table below (ordered by date):

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Date	Broker	Target Price
17 May 2019	Broker #1	2.90
15 May 2019	Broker #2	2.90
15 May 2019	Broker #3	3.60
15 May 2019	Broker #4	2.75
15 May 2019	Broker #5	3.20
15 May 2019	Broker #6	3.20
15 May 2019	Broker #7	3.25
15 May 2019	Broker #8	2.70
15 May 2019	Broker #9	1.70
15 May 2019	Broker #10	2.10
14 May 2019	Broker #11	3.00
14 May 2019	Broker #12	1.60
14 May 2019	Broker #13	2.60
27 March 2019	Broker #14	3.50

We reviewed, to the extent publicly available, the target prices of the following 24 selected equity research analysts for the Mediaset España ordinary shares, which are set forth in the table below (ordered by date):

Date	Broker	Target Price
17 May 2019	Broker #1	7.61
17 May 2019	Broker #2	7.60
14 May 2019	Broker #3	6.55
14 May 2019	Broker #4	6.70
10 May 2019	Broker #5	5.91
10 May 2019	Broker #6	7.10
10 May 2019	Broker #7	7.40
10 May 2019	Broker #8	7.25
9 May 2019	Broker #9	5.50
9 May 2019	Broker #10	7.00
9 May 2019	Broker #11	7.00
9 May 2019	Broker #12	8.10
9 May 2019	Broker #13	9.00
9 May 2019	Broker #14	6.70
9 May 2019	Broker #15	6.80
9 May 2019	Broker #16	6.80
9 May 2019	Broker #17	5.60
9 May 2019	Broker #18	7.90
9 May 2019	Broker #19	7.50
9 March 2019	Broker #20	4.00
8 May 2019	Broker #21	4.60
8 May 2019	Broker #22	7.60
5 April 2019	Broker #23	4.70
21 March 2019	Broker #24	6.30

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This analysis indicated (i) a per share equity value reference range for Mediaset of between €1.60 and €3.60 (minimum and maximum of selected equity research analysts target prices), with a median of €2.90 and an average of €2.79; and (ii) a per share equity value reference range for Mediaset España of between €4.00 and €9.00 (minimum and maximum of selected equity research analysts target prices), with a median of €6.90 and an average of €6.72.

The results of this analysis, based on the comparison of the median value +/-10% for Mediaset and Mediaset España, yielded a range of Merger Exchange Ratio of between 2.14 and 2.62.

Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis is an analysis designed to estimate the implied value of a company by calculating the present value of the estimated future unlevered free cash flows of that company over the projection period and the terminal value of that company at the end of the projection period.

This method has been based on the following estimates:

i.                            unlevered free cash flow estimates for each business. Unlevered free cash flows are a proxy to the business cash flow generation before financial income and expenses, after having applied the corporate tax and having considered capital expenditures (“capex”) and working capital swings;

ii.                         net present value of the forecasted free cash flow estimates applying a discount rate (“WACC”). The discount rate takes into consideration the implicit business risk as well as the time value of money;

iii.                      businesses terminal value, assuming a perpetuity growth at the end of the free cash flow annual projection period. The previously mentioned discount rate is applied to the terminal value to obtain the net present value.

In particular, we calculated the estimated present value of the unlevered, after-tax free cash flows that Mediaset and Mediaset España were forecasted to generate during the calendar years ending December 31, 2019 through December 31, 2024. With reference to Mediaset only, the discounted cash flow valuation has been performed on a “sum of the parts basis”, by performing two discounted cash valuations for Mediaset España and the Italian business (i.e., Mediaset business net of the stake held by Mediaset in Mediaset España).

Mediaset issued (i) mid-term financial targets (2020) in January 2017 (limited to EBIT compared to 2016) and (ii) mid-term (2020-2021) guidelines in March 2019. Whilst Mediaset updates regularly the market on the guidance vis-à-vis targets and progress on previously communicated strategy, there is no full business plan for Mediaset available for the purpose of the determination of the Exchange Ratio. Therefore, the discounted cash flow methodology is based on projections resulting from the application of the following approach:

(a)         for the period 2019-2021: projections derived from a selection of equity research reports published by research analysts after the publication of full year 2018 results and prior to 17 May 2019, and reporting projections for the whole 2019-2021 period, with the exclusion from such panel of two equity research reports including the highest and lowest EBIT 2020 projections;

(b)         for the period 2022-2024: extrapolations in line with the long-term expectations that the Italian and Spanish managements have on the businesses. In particular, the two managements have indicated a target long-term top-line growth of 0.5% for the last year of

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projections (2024) whereas mostly of the other cash-flow items have been assumed to be in line with 2021 projections, in terms of percentage on sales, for the whole extrapolations period.

The approach described above was the same for both the Mediaset and Mediaset España and has been agreed and validated by the respective managements of Mediaset and Mediaset España, who confirmed that the projections and extrapolations are broadly in line with their respective long-term expectations. However, such forecasts are subject by nature to substantial uncertainty.

Based on our professional judgment and experience, we then calculated the implied estimated terminal value for the Italian business’s (i.e., Mediaset business net of the stake held by Mediaset in Mediaset España) and Mediaset España’s operations based on perpetuity growth rates ranging from 0.25% to 0.75% for the Italian business and ranging from 0.25% to 0.75% for Mediaset España’s and then discounted to present value (as of December 31, 2018) the unlevered, after-tax free cash flows and implied estimated terminal value using discount rates ranging from 8.4% to 8.9% for the Italian business and ranging from 7.6% to 8.1% for Mediaset España, reflecting an estimate of the weighted average cost of capital.

For the purpose of determining the approximate implied per-share equity value, the enterprise value range stemming from this analysis was then adjusted in respect of Mediaset and Mediaset España, net financial debt adjusted for the Euro 0.3156 dividend per share paid by Mediaset España on 30 April 2019 and for the buyback executed by Mediaset España post December 31, 2018 and until June 5, 2019, minority interests, pensions liabilities, investments in associates and certain other items, based on information in Mediaset and Mediaset España public financial statements as of December 31, 2018.

The implied per share equity value was calculated by dividing such equity values by the number of Mediaset and Mediaset España ordinary shares outstanding, net of the respective number of treasury shares held as of 5 June 2019.

This analysis yielded a range of values per Mediaset España ordinary share of between €8.00 and €8.91 with a mid-point of €8.42 and a range of values per Mediaset ordinary share of between €3.33 and €3.71 with a mid-point of €3.51.

Based on the comparison of the mid-point of the DCF +/-10% for Mediaset and Mediaset España, the results of this analysis yielded a range of Merger Exchange Ratio of between 2.16 and 2.64.

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